                                                                    EXHIBIT 10.4

                                BRICKELL STATION
                            FORT LAUDERDALE, FLORIDA

                                    LEASE TO

                     HAVANA REPUBLIC BRICKELL STATION, INC.

                                   DISCLOSURE

1.    AGENCY DISCLOSURE

____________ Salesperson, Michael Swerdlow Companies, Inc. is by this document giving notice to HAVANA REPUBLIC BRICKELL STATION, INC. (TENANT) that he/she is the agent and representative of Historic Brickell, Ltd., a Florida limited partnership (Landlord).

The undersigned(s) acknowledge(s) that this written notice was received before the undersigned(s) signed a contractual offer or lease agreement, in compliance with 475.25(1)(q), Florida Statutes, and Rule 21V-10.033, Florida
Administrative Code.

TENANT:

/s/                                 DATE: 12/2/96
---------------------------------        ----------------

2. Compensation - If applicable

The Tenant acknowledges that MICHAEL SWERDLOW COMPANIES, INC. is being paid by the Landlord. Pursuant to Rule 2-13.003(2), Florida Administrative Code.

                                          /s/
                                          -----------------------------------
                                          Tenant's Initials

                               TABLE OF CONTENTS

ARTICLE I         BASIC DATA                                                                     -1-
ARTICLE II        PREMISES                                                                       -2-
ARTICLE III       TERM OF LEASE                                                                  -2-
ARTICLE IV        MINIMUM RENT                                                                   -3-
ARTICLE V         PERCENTAGE RENT                                                                -3-
ARTICLE VI        CONSTRUCTION                                                                   -5-
ARTICLE VII       ADDITIONAL RENT - TAXES                                                        -6-
ARTICLE VIII      MAINTENANCE OF COMMON AREAS; AND THE TENANT'S CONTRIBUTION                     -7-
ARTICLE IX        UTILITIES                                                                      -8-
ARTICLE X         USE OF PREMISES                                                                -8-
ARTICLE XI        OTHER STORES                                                                  -11-
ARTICLE XII       MAINTENANCE OF BUILDING, ETC.                                                 -11-
ARTICLE XIII      INDEMNITY AND COMMERCIAL/GENERAL LIABILITY INSURANCE                          -11-
ARTICLE XIV       LANDLORD'S ACCESS TO PREMISES                                                 -12-
ARTICLE XV        INSURANCE                                                                     -13-
ARTICLE XVI       DAMAGE CLAUSE                                                                 -13-
ARTICLE XVII      EMINENT DOMAIN                                                                -14-
ARTICLE XVIII     BANKRUPTCY OR INSOLVENCY                                                      -15-
ARTICLE XIX       LANDLORD'S REMEDIES                                                           -15-
ARTICLE XX        MISCELLANEOUS PROVISIONS                                                      -17-
                  Section 20.1.     Waiver                                                      -17-
                  Section 20.2.     Covenant of Quiet Enjoyment                                 -17-
                  Section 20.3.     Status Report                                               -17-
                  Section 20.4.     Notice to Mortgagee                                         -17-
                  Section 20.5.     Assignment of Rents                                         -17-
                  Section 20.6.     Mechanics' Liens                                            -18-
                  Section 20.7.     No Brokerage                                                -18-
                  Section 20.8.     Definition of Additional Rent                               -18-
                  Section 20.9.     Landlord's Fees and Expenses                                -18-
                  Section 20.10.    Invalidity of Particular Provisions                         -18-
                  Section 20.11.    Provisions Binding, Etc.                                    -18-
                  Section 20.12.    Other Agreements                                            -18-
                  Section 20.13.    Governing Law                                               -18-
                  Section 20.14.    Recording                                                   -18-
                  Section 20.15.    Notices                                                     -18-
                  Section 20.16.    When Lease Becomes Binding                                  -19-
                  Section 20.17.    Paragraph Headings                                          -19-
                  Section 20.18.    Lease Superior or Subordinate to Mortgage                   -19-
                  Section 20.19.    Holding-Over                                                -19-
                  Section 20.20.    Interest                                                    -19-
                  Section 20.21.    Force Majeure                                               -19-
                  Section 20.22     Security Deposit                                            -20-
                  Section 20.23.    Expansion                                                   -20-

                  Section 20.24.    Marketing Funds                                             -20-
                  Section 20.25.    Price Index                                                 -21-
                  Section 20.26.    Radon Gas                                                   -21-
                  Section 20.27.    No Mechanics' Liens                                         -21-
                  Section 20.28.    Subordination of Landlord's Lien                            -22-
                  Section 20.29.    Contingency                                                 -23-

Exhibit "A" - Site Plan
Exhibit "B" - Construction
Exhibit "C" - Sign Criteria
Exhibit "D" - Prohibited/Exclusive Uses

                               INDENTURE OF LEASE

                                BRICKELL STATION

     THIS INDENTURE OF LEASE made as of the 6th day of December, 1996, by and between HISTORIC BRICKELL, LTD., a Florida limited partnership, having a mailing address c/o Michael Swerdlow Companies, Inc., 200 South Park Road, Suite 200, Hollywood, Florida 33021 (hereinafter referred to as the "Landlord"), of the one part, and the tenant named in Section 1.1(a) below (hereinafter referred to as the "Tenant"), of the other part.

                              W I T N E S S E T H:

                                   ARTICLE I
                                   BASIC DATA

Section 1.1 The following sets forth basic data hereinafter referred to in this lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

          (a)  The Tenant: Havana Republic Brickell Station, Inc.

          (b) Present Mailing Address of the Tenant: 2101 N.E. 212th Street, North Miami Beach, Florida 33179.

          (c)  The Tenant's Trade Name: Havana Republic.

          (d) Lease Term: The initial term ("Initial Term") of the lease shall be eighty-four (84) full calendar months from and after the Commencement Date (as that term is herein defined), subject to Tenant's right to terminate after the fifth (5th) lease-year (as hereinafter defined) as more particularly described in Section 3.6 hereof.

          (e) Renewal Options: Two (2) renewal options of six (6) years each (each renewal option shall be referred to as an "Option Term").

          (f) Commencement Date: The Commencement Date is as determined pursuant to Section 3.2 hereof.

          (g) Minimum Rent Payment: Commencing on the Commencement Date and continuing until the first (1st) day of the second (2nd) anniversary of the Commencement Date, Minimum Rent shall be payable at the rate of $40.00 per square foot of the demised premises in the amount of Seventy-One Thousand Four Hundred Forty and 00/100 Dollars ($71,440.00) per annum. Commencing on the first (1st) day of the second (2nd) anniversary of the Commencement Date, and on the first (1st) day of each second (2nd) anniversary thereof thereafter occurring during the Initial Term and each Option Term, the Minimum Rent shall be subject to Cost of Living increases as determined by
     Section 4.2 hereof. Notwithstanding the foregoing, and provided Tenant shall not be in default beyond any applicable notice and cure period under the terms of this lease, Minimum Rent and percentage rent (as hereinafter defined), shall abate in full commencing on the Commencement Date and continuing until the forty-fifth (45th) day thereafter (the "Abatement Period").

          (h)  Percentage Rent:

               Percentage: Five percent (5%)

               Base gross sales: $1,428,800.00. On the same date as Minimum Rent shall increase pursuant to the terms and provisions of this lease, Base gross sales shall increase in proportion to increases in Minimum Rent.

          (i)  Landlord's Estimate of First Year Payments:

               Taxes: $6,251.00

               Common Area Maintenance $11,609.00

          (j) Pre-Opening Marketing Charge: $2.00 per square foot of the demised premises.

          (k) Initial Marketing Charge: $2.00 per square foot of the demised premises.

     (l) Use: The demised premises shall solely be used for the sale of cigars and other tobacco products and accessories, and for the sale and consumption of coffees and non-alcoholic and alcoholic beverages. In no event shall the demised premises be used for any of the prohibited uses set forth in Exhibit "D" annexed hereto, and in no event shall the demised premises be used in violation of the exclusive uses set forth in Exhibit "D".

     (m) Guarantor of the Tenant's Obligations: The Havana Republic, Inc., a Colorado corporation

     (n)  Security Deposit: N/A

                                   ARTICLE II
                                    PREMISES

     Section 2.1. The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord, upon and subject to the terms and provisions of this lease, the premises (hereinafter referred to as the "demised premises") shown on Exhibit "A" hereto annexed and made a part hereof as First (1st Floor. Space 1E, containing approximately one thousand seven hundred eighty-six (1,786) square feet of floor area as shown on said Exhibit "A" in the shopping center known as Brickell Station (the "Shopping Center") located in Fort Lauderdale, Florida, the initial boundaries of which are delineated on said Exhibit "A".

     Excepting and reserving to the Landlord the roof and exterior walls of the demised premises, and further reserving to the Landlord the right to place, replace, maintain and repair above the dropped ceiling and/or below the floor in the demised premises (in such manner as to reduce to a minimum the interference with the Tenant's use of the demised premises) utility lines, pipes, and the like, to serve premises other than the demised premises.

                                  ARTICLE III
                                 TERM OF LEASE

     Section 3.1. TO HAVE AND TO HOLD the demised premises unto the Tenant for the term specified in Section 1.1(d) hereof unless sooner terminated as provided herein.

     Section 3.2. Subject to Section 20.21 hereof, and expressly excluding the financial inability of Tenant, the term hereof shall commence on the first to occur of the following dates (the "Commencement Date"): (i) the expiration of seventy-five (75) days after the demised premises are delivered to Tenant with Landlord's Work completed except for minor "punchlist items" which do not materially prevent Tenant from commencing the Tenant's Work: or (ii) the date that the Tenant first opens for business in the demised premises. Either party shall, upon written request of the other, execute a supplemental instrument expressing the Commencement Date of the term hereof when the Commencement Date has been determined.

     Notwithstanding any other provisions of this lease, Tenant shall not be required to open for business or pay Landlord Minimum Rent, percentage rent, Common Area Maintenance and all other costs and expenses due Landlord under this lease, until all the following shall have occurred (collectively, the "Opening Cotenancy Requirement"): (i) the Capaccios' restaurant to be located in the Shopping Center, or such substitute restaurant as Tenant may reasonably approve, shall be open for business: and (ii) the Max's Grille restaurant to be located in the Shopping Center Tenant, or such substitute restaurant as Tenant may reasonably approve, shall be open for business: and (iii) the movie theater to be located in the Shopping Center shall be open for business. Notwithstanding the Foregoing, in the event Landlord shall fail to achieve the Opening
Cotenancy Requirement by the date which is six (6) months after the "Grand Opening" date of the Shopping Center, then either Landlord or Tenant may terminate this lease by thirty (30) day written notice to the other party, and upon the expiration of the thirtieth (30th) day following such notice, or such earlier date as the parties hereto may agree, neither Landlord nor Tenant shall have any further obligations to the other under this lease, except for such obligations arising prior to the date of termination of the lease; provided, however, that in the event Landlord shall elect to terminate this lease pursuant to this Section 3.2, then Tenant may cancel Landlord's notice of termination, by providing Landlord with written notice of Tenant's intent to open for business in the demised premises no later than forty-five (45) days from the date of Landlord's notice to Tenant. In the event that Tenant shall fail to open for business in the demised premises on that date which is the forty-fifth (45th) day following the date of Landlord's notice to Tenant then Landlord's notice of termination shall become immediately effective and this lease shall immediately terminate, and neither Landlord or Tenant shall have any further obligations to the other under this lease, except for such obligations arising prior to the date of termination. However, in the event that Tenant shall elect to open for business prior to the date the Opening Cotenancy Requirement is satisfied, Tenant shall be deemed to have waived the Opening Cotenancy Requirement and Tenant shall pay Landlord Minimum Rent, percentage rent, Common Area Maintenance and all other costs and expenses due Landlord under this lease as set forth herein.

     Section 3.3. The Tenant, prior to the Commencement Date, shall be permitted to install fixtures and other equipment, and do other work, provided, however, that such activities of the Tenant shall not unreasonably interfere with construction work of the Landlord or the conduct of business or construction work of other tenants or occupants in the Shopping Center.

     Section 3.4. When Landlord's Work described in Exhibit "B" hereto annexed and hereby made a part hereof is substantially completed as to the demised premises (subject to "punchlist" items shown on the "punchlist" which shall be submitted by Tenant to Landlord no later than five (5) days from Tenant's receipt of the Certificate, as defined herein) the Landlord or Landlord's architect shall send Tenant a certificate ("Certificate") to that effect which certificate shall be binding and conclusive upon the Tenant; "completed" as used in this ARTICLE III being hereby defined to mean completed in such a fashion as to enable the Tenant, upon performance of the work to be done by the Tenant, to open its store for business in the normal course, except for minor "punchlist" items. Promptly after the demised premises are ready for occupancy by the Tenant, the Tenant shall perform at its own cost and expense all of the Tenant's work set forth in Exhibit "B", shall equip the demised premises with trade fixtures and all inventory and personal property necessary of proper for the operation of the Tenant's business, and open for business as soon thereafter as possible but in no event later than the Commencement Date. Except as herein specifically set forth, if the Tenant shall have failed to complete the Tenant's Work and to have opened the demised premises for business on or before the Commencement Date, all of the Tenant's charges shall nevertheless commence on the Commencement Date, or upon termination of the Abatement Period, if applicable, at the rates specified in this lease, except that if Tenant has not opened for business by the fifteenth (15th) day immediately following the Commencement Date, then Minimum Rent shall increase to the rate of one-fifteenth (1/15th) of the monthly amount of the Tenant's Minimum Rent per day until the Tenant shall open for business.

     Section 3.5. If this lease is still in full force and effect, and if Tenant shall not be in default beyond any applicable notice and cure period under the terms of this lease, then Tenant shall have the right to extend the Initial Term for the applicable Option Term as set forth in Section 1.1(e) hereof. In the event Tenant so desires to extend the Initial Term of the lease. Tenant shall deliver written notice to Landlord requesting the same, no later than one hundred eighty (180) days prior to the expiration of the Initial Term or applicable Option Term. The Option Term shall be upon the same terms, provisions and conditions set forth in this lease, and Tenant shall pay Landlord the Minimum Rent set forth in Section 1.1(g) plus all other rent costs and expenses due Landlord under this lease.

     Section 3.6. Notwithstanding any other provisions of this lease, Tenant shall have a one time option to terminate this lease in the event Tenant's gross sales (as defined in Section 5.3 hereof and calculated and determined in accordance with Section 5.4 hereof) during the fifth (5th) lease-year (as defined in Section 5.2) do not exceed One Million and 00/100 Dollars ($1,000,000.00) ("Minimum Gross Sales Amount"), provided, however, that in the event Tenant shall not be open for business for three hundred sixty (360) days during the fifth (5th) lease-year, the Minimum Gross Sales Amount shall be reduced by a fraction the numerator of which shall be the number of days during the fifth (5th) lease-year that Tenant was open for business and the denominator of which shall be three hundred sixty (360). If Tenant so desires to terminate this lease pursuant to this Section 3.6. Tenant shall deliver written notice to Landlord requesting the same no later than ninety (90) days from the commencement of the sixth (6th) lease-year, and upon the ninetieth (90th) day following the date of Tenant's notice to Landlord (the "Termination Date"), this lease shall be of no further force and effect: provided however, that Tenant acknowledges that Tenant shall remain liable to Landlord for Minimum Rent, costs and other expenses due under this lease and obligations arising under this lease prior to Termination Date.


                                        ARTICLE IV
                                       MINIMUM RENT

     Section 4.1. The Tenant shall pay without notice, demand of offset to the Landlord, at the Landlord's office in Hollywood, Florida, or at such place as the Landlord shall from time to time designate in writing, Minimum Rent for the demised premises at the rate specified in Section 1.1(g) hereof, and proportionately at such rate for any partial month, which Minimum Rent shall be paid monthly, in advance, on the first day of each and every calendar month during the term hereof, the first such payment to be made on the Commencement Date. For and with respect to each installment of Minimum Rent that is not paid within five (5) days of the date due, the Tenant shall pay to the Landlord on demand, as additional rent, a late charge in an amount equal to five percent (5%) of the amount of the overdue payment for the purpose of defraying Landlord's administrative expenses relative to handling such overdue payment.

     Section 4.2. Commencing on the first (1st) day of the second (2nd) anniversary of the Commencement Date, provided however, if the Commencement Date is a date other than the first (1st) day of a calendar month, then on the second
(2nd) anniversary of the first (1st) day of the calendar month following the Commencement Date, and continuing on the first (1st) day of each second (2nd) anniversary thereof thereafter occurring during the Initial Term and each Option Term (collectively, "Adjustment Date"), Minimum Rent shall be adjusted in accordance with the Consumer Price Index for urban wage earners and clerical workers ("Price Index" as further defined in Section 20.25 hereof). On the Adjustment Date, Minimum Rent shall be adjusted by multiplying the initial Minimum Rent of Seventy-One Thousand Four Hundred Forty and 00/100 Dollars ($71,440.00) by a fraction, the numerator of which shall be the index number for the month preceding the applicable Adjustment Date, and the denominator of which shall be the index number for the month preceding the Commencement Date. In the event of any delay in computing the applicable rental adjustment, Tenant shall continue payment of the most recent Minimum Rent plus five percent (5%) thereof until such time as the rental adjustment has been computed at which time an accounting will be made retroactive to the beginning of the adjustment period in question and the amount then due Landlord shall be paid upon demand without delay by Tenant. Notwithstanding anything to the contrary herein contained, no adjustments shall ever be made which would decrease the amount of Minimum Rent (as previously adjusted). In the event that the Price Index herein referred to ceases to be published during the term of this lease, or if a substantial change is made in the method of establishing such Price Index then the determination of the adjustment in the Minimum Rent shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States, as shall then be computed and published by an agency of the United States, or if none, by a respectable financial periodical reasonably selected by Landlord. Notwithstanding anything to the contrary herein contained, increases to the Minimum Rent on each Adjustment Date shall not exceed an amount equal to one hundred seven percent (107%) of the Minimum Rent paid by Tenant during the immediately preceding twelve (12) month period.

     Section 4.3. Subject to Section 7.3 hereof, concurrently with Tenant's monthly payment of Minimum Rent hereunder, and unless otherwise required by the appropriate taxing authority, Tenant shall pay to Landlord the entire amount of all taxes upon and/or measured by the rental and/or other charges payable by Tenant under this lease, whether by way of a sales tax, use tax or otherwise. The parties agree that Tenant shall be solely responsible for the payment of such tax. In no event shall such tax include any inheritance, estate, succession, transfer, gift or excise tax imposed upon Landlord, or any income tax specifically payable by Landlord as a tax-paying entity without regard to the source of Landlord's income (as opposed, for example, to a tax payable by Landlord specifically imposed upon the rents received by Landlord from the Shopping Center).

     Section 4.4. If directed by Landlord, Tenant shall make payments of Minimum Rent and other charges to a so-called "lock box" (the "Lock Box") at a Florida bank or such other institution as Landlord may designate from time to time.

                                   ARTICLE V
                                PERCENTAGE RENT

     Section 5.1. In addition to the Minimum Rent specified in ARTICLE IV above, the Tenant covenants and agrees to pay to the Landlord, as aforesaid, as percentage rent for each lease-year (as hereinafter defined) of the term hereof, a sum equal to the percentage specified in Section 1.1(g) hereof, multiplied by the amount by the excess (if any) of Tenant's gross sales (as hereinafter defined) during such lease-year over the Base gross sales specified in Section 1.1(g) hereof. On the same date as Minimum Rent shall increase pursuant to the terms and provisions of this lease, Base gross sales shall increase in proportion to increases in Minimum Rent.

     For any lease-year with respect to which the Minimum Rent paid by the Tenant under this lease is a sum which is less than the total amount of Minimum Rent specified in Section 1.1(g) hereof as payable for such lease-year, the Base gross sales figure shall be reduced proportionately to the same extent as the amount of Minimum Rent actually paid by the Tenant hereunder for such lease-year bears to the Minimum Rent stated as payable for such lease-year in said Section 1.1(g). To the extent that any lease-year constitutes less than a full twelve
(12) calendar month period, the Base gross sales figure shall be reduced proportionately to the same extent as the number of days in such lease-year bears to 365. If the Tenant is not open for business during the days and hours required hereunder, then, in addition to all other remedies available hereunder, the Base gross sales figure shall be proportionately reduced.

     Section 5.2. Lease-years shall be the twelve month periods from January 1 through December 31. However, the first lease-year shall run from the date the Tenant first opens for business in the demised premises through the 31st day of December immediately following; and the last lease-year shall run from the previous January 1 through the date of the expiration or earlier termination of the term of this lease.

     Section 5.3. The phrase "gross sales", as used in this lease, is hereby defined to mean the dollar aggregate of:

                      (a) the sales prices of all food, beverages, goods, wares and merchandise sold, and the charges for all services performed by the Tenant at, in, on or from the demised premises, whether made for cash, in credit, or otherwise without reserve or deduction for inability or failure to collect amounts in excess of one percent (1%) of Tenant's gross sales, including but not limited to such sales and services (i) where the orders therefor originate at and are accepted by the Tenant in the demised premises but delivery or performance thereof is made from or at any place other than the demised premises, (ii) pursuant to mail, telegraph, telephone, computer, or other similar orders received or filled at or from the demised premises, (except for those used in the non-sales area of the demised premises exclusively by Tenant's employees), (iii) by means of mechanical and other vending devices in the demised premises,
                              (iv) as a result of transactions originating upon the demised premises, and/or (v) which the Tenant in the normal and customary course of its operations would credit or attribute to its business upon the demised premises, or any part or parts thereof; and

                      (b) all revenues, moneys or other things of value received by the Tenant from its operations at, in, on or from the demised premises which are not expressly excluded from gross sales by the other provisions of this definition.

     "Gross sales" shall not include (i) the exchange of merchandise between stores and/or warehouses of the Tenant where such exchanges are made solely for the convenient operation of the Tenant's business and not for the purpose of consummating a sale which has theretofore been made at, in, on or from the demised premises and/or for the purpose of depriving the Landlord of the benefit of a sale which otherwise would have been made at, in, on or from the demised premises, or (ii) returns to shippers or manufactures, or (iii) sales of fixtures or equipment after use thereof in the conduct of the Tenant's business in the demised premises, or (iv) charges imposed by the Tenant on customers of the demised premises for delivery of merchandise sold from the demised premises, which charges are separately stated on the Tenant's sales slips, or (v) the proceeds of property insurance received by the Tenant for loss or damage to the Tenant's merchandise or equipment while located in the demised premises, or (vi) the proceeds received by the Tenant of bona fide, close-out bulk sales to jobbers at or below the Tenant's costs, where the items so sold are removed from and not thereafter sold to the public from the demised premises (but this exclusion shall not be construed to permit any such sales in violation of the provisions contained in Section 10.2 or elsewhere herein), or (vii) revenues from lotto and cigarette sales. Further, there shall be deducted from gross sales (x) cash or credit refunds made upon transactions included within gross sales, not exceeding the selling price of merchandise returned by the purchaser and accepted by the Tenant, and (y) the amount of any city, county, state or federal sales, luxury, or excise or value added tax on such sales which is both (a) added to the selling price or absorbed therein, and (b) paid to the taxing authority by the Tenant.

     The phrase "gross sales" shall also include such gross sales made by any sublease, concessionaire, licensee or otherwise at, in, on or from the demised premises; and such gross sales made by sublessees, concessionaires, licensees, or otherwise, shall be included in the reports provided for in this lease (but the foregoing shall not be construed to give the Tenant the right to sublease, concession or license, which right shall be governed by the provisions of
ARTICLE X hereof).

     Section 5.4. The Tenant agrees without notice or demand from the Landlord to deliver to the Landlord within fifteen (15) days after the end of each month during the term hereof, a complete uncertified statement signed by an executive officer of the Tenant or the store manager of the demised premises, showing gross sales for the preceding month. The Tenant shall utilize cash registers equipped with sealed continuous and cumulative totals (or computer equipment performing substantially similar functions) to record all gross sales and which shall number consecutive rings. The Tenant agrees to maintain accounting controls and books of account, in form adequate for auditing purposes, in accordance with generally accepted accounting principles to assure the proper recording of all gross sales and the exclusions and deductions therefrom provided in Section 5.3 hereof.

     No percentage rent shall be payable for any lease-year until gross sales during that lease-year exceed the applicable Base gross sale figure. The Tenant agrees without notice or demand from the Landlord, within fifteen (15) days after the end of the month in each lease-year during which gross sales so exceed the Base gross sales and after each ensuing month during that lease-year, to pay to the Landlord on account of percentage rent a sum equal to the percentage of gross sales specified in Section 1.1(b) hereof, multiplied by the amount by which gross sales during the portion of that lease-year which had expired as of the end of such immediately preceding month exceed the applicable Base gross sales, less amounts theretofore paid hereunder for and with respect to that lease-year on account of percentage rent. Each such payment shall be accompanied by a complete statement signed by an authorized representative of the Tenant showing the amount of gross sales for such immediately preceding month and for that lease-year through and including such immediately preceding month.

     The Tenant agrees, without notice or demand from the Landlord within forty-five (45) days after the end of each lease-year, to cause a statement of the gross sales of the Tenant made at, in, on and/or from the demised premises for such lease-year to be certified by an executive officer of the Tenant and a copy of such certified statement shall be delivered by the Tenant to the Landlord within such forty-five (45) day period, accompanied by a check of the Tenant for the balance of the percentage rent, if any, payable with respect to such prior lease-year. In the event that the Tenant's periodic payments of percentage rent for and with respect to a lease-year shall in the aggregate exceed the percentage rent payable by the Tenant for the such lease-year, the Landlord agrees to apply any such excess against the Minimum Rent next due under this lease.

     All statements deliverable by the Tenant to the Landlord under this lease shall be delivered to the place where rent is then payable, or to such other place or places as the Landlord may from time to time direct by written notice to the Tenant.

     Section 5.5. The Landlord shall have the right, upon reasonable prior notice to Tenant, at any time within thirty-six (36) months after receipt of the annual statement of gross sales of the Tenant required to be furnished pursuant to Section 5.4 above, upon ten (10) days' prior written notice, to audit all of the books of account, documents, records, returns, papers, sales tax returns, original sales records (including, without limitation, cash register tapes, sales slips, bank statements and deposit slips, credit-card records, mail orders, telephone orders, computer records and such other sales records, if any, which would normally be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of the Tenant's gross sales) and files of the Tenant relating to gross sales for any lease-year; and the Tenant, on request of the Landlord, shall make all such matters available for such examination at the Shopping Center. If the Landlord shall have such an audit made for any lease-year, and the gross sales shown by the Tenant's statement for such lease-year shall be found to be understated by more than three percent (3%), then the Tenant shall pay to the Landlord the cost of such audit. In any event, the Tenant shall promptly pay to the Landlord any deficiency in percentage rent plus interest at the rate set forth in Section
20.20 from the date such payment should have been made to the date of payment. Such examination and audit may be made by any accountant designated in writing by the Landlord from time to time.

Landlord shall not undertake to audit Tenant's gross sales for any lease-year more than once and shall not conduct more than one audit of Tenant's gross sales during any calendar year.

     Section 5.6. Computation of the percentage rent specified herein shall be made separately with regard to each lease-year of the term hereof; it being understood and agreed that the gross sales of any lease-year and the percentage rent due thereon shall have no bearing on, or connection with, the gross sales of any other lease-year of the term hereof. It is further understood and agreed that the Landlord shall in no event be construed or held to be a partner or associate of the Tenant in the conduct of the Tenant's business, nor shall the Landlord be liable for any debts incurred by the Tenant in the conduct of the Tenant's business; but it is understood and agreed that the relationship is and at all times shall remain that of landlord and tenant.

                                   ARTICLE VI
                                  CONSTRUCTION

     Section 6.1. The Landlord agrees to construct, at the Landlord's sole cost and expense, on the site of the Shopping Center, the building in which the demised premises are to be located, the demised premises to be constructed substantially in accordance with the specifications set forth in that part of Exhibit "B" entitled "Description of the Landlord's Work".

     Section 6.2. Upon completion of Landlord's Work and Landlord's delivery of the demised premises to Tenant, Landlord's architect shall certify the square footage of the demised premises to Tenant. Tenant, within five (5) days from receipt of such measurement, shall have the right, at Tenant's sole cost and expense to have Tenant's architect verify the square footage of the demised premises as determined by Landlord's architect, provided that Tenant's architect shall measure the demised premises from the center line of interior walls and from the exterior face of exterior walls. No reduction or exclusion shall be made by reason of columns, stairs, or other interior construction or equipment. In the event that the interior square footage of the demised premises, as determined in good faith pursuant to this Section 6.2. is greater or less than the square footage as set forth in Section 2.1 hereof, Landlord shall adjust all rents, charges and expenses due Landlord under this lease, whose amounts are calculated based upon the square footage of the demised premises, accordingly.

     Section 6.3. If Landlord has not achieved the Opening Cotenancy Requirement as set forth in Section 3.2 hereof, and construction of the demised premises to the extent required of Landlord shall not be substantially completed within twenty-four (24) months following the effective date of this lease, that date being the last of either Landlord or Tenant to sign, then either the Tenant (as its sole remedy for Landlord's said failure) or the Landlord shall have the right to terminate this lease by giving written notice of such termination to the other within thirty (30) days thereafter. Upon the giving of such notice of termination, the term of this lease shall cease and come to an end, and thereupon there shall be no further liability or obligation upon either party hereto.

     Section 6.4. Landlord has agreed to contribute an amount equal to Fifty-Three Thousand Five Hundred Eighty and 00/100 Dollars ($53,580.00) to Tenant's cost of completing the permanent leasehold improvements portions of the Tenant's Work (the "Allowance"). The Allowance shall not be used to pay for Tenant's movable personal property (e.g. tables, chairs, dishes, cups, glassware, silverware, etc.) or equipment (microwaves, espresso machines, coffee makers, cash registers, computers, etc.) to be kept in the demised premises. Any disagreement or dispute which may arise between Landlord and Tenant concerning Landlord's approval of the Preliminary Design Drawings or the Final Drawings and Specifications (as defined in Exhibit "B"), or the
Landlord's Work or the Tenant's Work or disbursement of the Allowance, shall be submitted to the Landlord's project architect whose determination shall be final and binding in resolving such dispute. In such event, the cost of the Landlord's project architect shall be paid by the non-prevailing party as determined by the Landlord's project architect or shall be shared equally by the parties if the Landlord's project architect determines that neither party was the prevailing party. Prior to the commencement of the Tenant's Work, Tenant shall deliver to Landlord a copy of its executed construction contract with its general contractor for the construction of the Tenant's Work. Prior to any disbursement of the Allowance, Tenant shall submit to Landlord applications for payment approved in writing by Tenant's architect in form and substance reasonably satisfactory to Landlord (and containing such information as may be reasonably requested by Landlord's lender from time to time), verifying the percentage of work completed during the previous month, and the monies required to be expended by Tenant therefore and Landlord shall pay to Tenant (or
Landlord may elect to pay the Allowance jointly to Tenant and Tenant's general contractor) the cost of such work (excluding any retainage withheld by Tenant from the contractors) within thirty (30) days of receipt of said application, but not more often than monthly. In addition, Tenant shall furnish Landlord with affidavits of the general contractor and subcontractors performing the work, in form and substance reasonably satisfactory to Landlord and Landlord's lender, that all amounts due and owing to such contractor or subcontractor from Landlord have been paid and that all partial and final (as the case may be) waivers of mechanics' lien normally obtainable under good construction practices have been obtained. Prior to commencement of the Tenant's Work, Tenant's architect shall certify to Landlord the "Percentage Ratio" between the Allowance and the total costs of Tenant's permanent leasehold improvements, exclusive of trade fixtures and equipment. Landlord shall not be obligated to disburse funds to Tenant in any monthly draw request in excess of the "Percentage Ratio". For example, if the total cost to complete Tenant's permanent leasehold improvements is double the amount of the allowance, then the "Percentage Ratio" between the Allowance and the total cost of Tenant's permanent leasehold improvements, exclusive of trade fixtures and equipment, would be fifty percent (50%), and Landlord shall only be obligated to disburse fifty percent (50%) of the cost of the total Tenant improvements for the monthly draw in question. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to pay nor shall Tenant be entitled to receive an amount greater than ninety percent (90%) of the work prior to: (i) substantial completion of the Tenant's Work, (ii) Landlord's receipt of an affidavit of the general contractor performing the Tenant's Work, in form and substance reasonably satisfactory to Landlord and Landlord's lender, that the general contractor has obtained full releases of and/or receipts for all labor and materials for which a mechanics' lien could be filed, and that all amounts due and owing such general contractor have been paid in full, (iii) Tenant is open for business and has been issued a certificate of occupancy for the demised premises, and (iv) a written statement from Tenant's architect or engineer that the Tenant's Work has been completed in accordance with the Plans.

     Tenant acknowledges that to the induce Tenant to enter into this lease, Landlord will have incurred significant costs in providing the Allowance. Tenant acknowledges that Landlord would not have paid the Allowance to Tenant but for Tenant's agreement to perform all the terms, covenants, conditions and agreements to be performed by Tenant under this lease for the entire Initial Term or applicable Option Term. Accordingly, upon termination of this lease which is the result of any rejection of this lease by Tenant in any bankruptcy proceeding, Tenant shall promptly reimburse Landlord for the net amortized portion of the Allowance, which liability shall be in addition to any liability which Tenant may have for rentals that would have been payable over the remaining portion of the lease term. For the purposes hereof the Allowance shall be amortized on a straight-line basis over eighty-four (84) months.


                                  ARTICLE VII
                            ADDITIONAL RENT - TAXES

     Section 7.1. The term "Taxes" as hereby defined to mean all general and special taxes, including existing and future assessments for road, sewer, utility and other local improvements, so-called "linkage payments", "voluntary payments" and other governmental fee and/or charges which may be lawfully charged assessed, or imposed upon all of any portion of the land and/or improvements constituting the Shopping Center. The Landlord shall pay, or cause to be paid, before the same become delinquent, all Taxes, provided however, that Landlord may defer compliance therewith if permitted by the laws of the State of Florida so long as the validity or amount thereof is contested by the Landlord in good faith and so long as the Tenant's occupancy of the demised premises is not disturbed or threatened.

     Section 7.2. The Tenant shall pay all taxes which may be lawfully charged, assessed, or imposed upon all fixtures and equipment and personal property in the demised premises, and the Tenant shall pay all license fees and other charges which may lawfully be imposed upon the business of the Tenant conducted from the demised premises.

     Section 7.3. The Tenant shall, during the term of this lease, pay to the Landlord that portion of the Taxes as shall result form multiplying the same by a fraction ("Tenant's Fraction"), the numerator of which is the total square footage of floor area of the demised premises (exclusive of nonsales mezzanines and the area of any outdoor sales areas such as, by way of example only, so-called "garden shops"), and the denominator of which is the total square footage of leasable floor area of all buildings located in the Shopping Center as of the first day of each applicable tax year during the term hereof, provided, however, with respect to any buildings located in the Shopping Center (and any land appurtenant thereto) which are now or hereafter separately owned or assessed the taxes and assessments relating thereto shall be deemed not to be "Taxes" hereunder, and the floor area thereof shall be excluded from the denominator of such fraction. There shall also be excluded from the denominator of such fraction the floor area of non-sales mezzanines (if any), passageways, service corridors, shopping center offices, shopping center storage areas, shopping center utility rooms, shopping center sprinkler rooms and other non-sales areas and the area of any outdoor sales areas such as, by way of example only, so-called "garden shops".

     The Tenant's fractional share of Taxes shall be equitably adjusted for and with respect to the first and last partial tax years (if any) of the term of this lease. Where the applicable tax bills and computations are not available prior to the end of the term hereof, then a tentative computation shall be made on the basis of the previous year's Taxes payable by the Tenant, with a final adjustment to be made to be made between the Landlord and the Tenant promptly after all bills and computations are available for such period.

     The Tenant's pro rata share of Taxes shall be due and payable within ten
(10) days after receipt by the Tenant of the Landlord's invoice accompanied by a statement in reasonable detail of the calculation of the amount due. However, the Tenant shall make monthly tax deposits with the Landlord (along with payments of Minimum Rent) in an amount equal to one-twelfth (1/12th) of the Tenant's annual pro rata share of Taxes, with a final adjustment to be made between the parties as soon as said pro rata share has been determined. The initial amount of such tax deposits shall be as reasonably estimated by Landlord but thereafter, the monthly tax deposits shall be predicated upon the last previous full year's share of Taxes payable by the Tenant.

     In every case, Taxes shall be adjusted to take into account any abatement or refund thereof paid to the Landlord, less all of the Landlord's costs of securing such abatement or refund (the Landlord having the sole right to contest Taxes).

     Section 7.4. The foregoing provisions of this ARTICLE VII are predicated upon the present ad valorem system of real estate taxation in the State of Florida. Should any governmental authority having jurisdiction over all or any portion of the Shopping Center impose a tax and/or assessment of any kind or nature upon, against, measured by or with respect to the rentals payable by tenants in the Shopping Center to the Landlord (other than any tax payable as provided in Section 4.3 hereof) or with respect to the ownership of the land and buildings comprising the Shopping Center by the Landlord (or any individual or entity forming the Landlord) or measured by or with respect to any other matter, either by way of substitution for all or any part of the present ad valorem real estate taxes or in addition thereto, then such tax and/or assessment shall be deemed to constitute ''Taxes'' for the purposes of this lease and the Tenant shall be obligated to pay its proportionate share thereof as set forth in
Section 7.3 hereof. Nothing in this ARTICLE VII contained shall be construed to include within the term ''Taxes'' any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or net profit tax, or any capital levy that is or may be imposed upon Landlord.

                                  ARTICLE VIII
                                 MAINTENANCE OF
                  COMMON AREAS; AND THE TENANT'S CONTRIBUTION

     Section 8.1. Landlord may at any time close temporarily the common areas (including without limitation, the parking facilities and roadways) or any portion thereof to make repairs or changes to prevent the acquisition of public rights therein, or to discourage noncustomer parking, and may do such other acts in and to the common areas as in its judgment may be desirable to improve the convenience thereof.

     Section 8.2. Tenant shall pay its pro rata share of all costs and expenses of every kind and nature paid or incurred by Landlord in cleaning, operating, managing, equipping, decorating, policing (if and to the extent provided by the Landlord), lighting, repairing, replacing and maintaining all parking facilities, utilities and facilities serving and/or required to be maintained by the Shopping Center from time to time (including pylon, electronic or other signs used to advertise or promote the Shopping Center, landscaping, gardening, parking facilities and access ways contiguous with the Shopping Center and/or available for use by occupants of the Shopping Center by reason of agreements or easement rights) and all taxes, assessments, costs and other expenses related thereto (collectively, ''Common Area Maintenance''). Such costs and expenses shall include (but shall not be limited to) water and sewer charges, utility system installation charges and assessments, costs of the operation, maintenance and repair of any stormwater drainage facilities and septic system; costs of all roof and other maintenance, repairs performed by the Landlord, costs of the installation, operation, maintenance, repair and replacement of any energy management system, amortization of amounts paid for the right to access the Shopping Center, premiums for liability, property damage, fire, workers' compensation, and other insurance (including all insurance, hazard, rent and otherwise, from time to time carried by the Landlord on any or all structures on the Shopping Center); all maintenance, repair, replacement, insurance, utility costs and all other costs and expenses incurred by Landlord in providing off-site parking spaces or facilities serving the Shopping Center, the costs of any valet parking service or program, wages, unemployment taxes, social security taxes, and personal property taxes and assessments; reasonable depreciation of equipment used in the operation of the common areas, and administrative costs equal to fifteen percent (15%) of the total costs of operating and maintaining the common areas (except appropriate reserves maintained by the Landlord); but there shall be excluded costs of equipment properly chargeable to capital account and depreciation of the original cost of constructing said buildings, parking facilities, and other common areas.

     The Landlord shall not recover more than once under this Section 8.2 or under any other Section of this lease for any item of cost or expense. Tenant's pro rata share shall be computed by multiplying the whole of said costs and expenses by Tenant's Fraction.

     The Tenant's share shall be paid in monthly installments, in the amount reasonably estimated from time to time by the Landlord on the first day of each and every calendar month, in advance. No later than one hundred twenty (120) days after the end of the first full calendar year following the Commencement Date and within one hundred twenty (120) days after the end of each full calendar year thereafter, the Landlord shall furnish to the Tenant a statement in reasonable detail setting forth the computation of such total costs and expenses. In the event that such annual statement shall reflect an overpayment by Tenant of such costs and expenses for such calendar year, Landlord shall promptly refund to Tenant the amount of such excess or, in lieu thereof credit the amount of such excess toward the Minimum Rent next due from Tenant hereunder, except that if such overpayment shall have been made for the last full or partial calendar year of the term hereof, Landlord shall refund such excess to Tenant promptly following the furnishing of such statement to Tenant, provided that Tenant then has no outstanding payment obligations to Landlord and
(ii) in the event that such statement shall reflect an additional amount on account of such costs and expenses due from Tenant, Tenant shall pay such amount to Landlord within thirty (30) days following receipt of such statement. The foregoing is intended to require that Landlord shall receive the entire amount of the Tenant's pro rata share of such costs and expenses computed as aforesaid, and no more.

     Subject to Section 20.23 hereof, anything in this lease to the contrary notwithstanding, it is expressly understood and agreed that the designation or use from time to time of portions of the Shopping Center as common areas shall not restrict the Landlord's use of such areas for buildings, structures and/or for retail or such other purposes as the Landlord shall determine, including, without limitation, the expansion or remodelling of the Shopping Center to include one or more additional anchor stores and small stores (on the present and/or additional levels), the Landlord hereby reserving the unrestricted right to build, add to, subtract from, lease, license, relocate and/or otherwise use (temporarily and/or permanently), any buildings, kiosks, other structures, parking areas, roadways or other areas or facilities anywhere upon the Shopping Center. Notwithstanding the foregoing provisions of this paragraph or any other provisions of this lease, Landlord shall not do any act or thing which shall unreasonably interfere with access to and/or egress from the demised premises and/or the Shopping Center in such a manner as to materially adversely affect the conduct of Tenant's business from the demised premises.

     Tenant acknowledges that in the event Landlord determines, in its sole discretion, that it is beneficial to the Shopping Center to provide additional parking in the parking garage, depicted on Exhibit "A" or elsewhere in the vicinity of the Shopping Center. Tenant shall reimburse Landlord for its costs for providing such additional parking and pay Landlord, in addition to Minimum Rent, other costs and charges due under this Lease, an amount equal to Tenant's pro rata share of Landlord's costs to provide the additional parking. Said reimbursement shall be based on Landlord's costs to add such parking using a 13% return per year on capital costs. Tenant's pro rata share under this sub paragraph shall not exceed $2.50 per square foot of the premises per year.

                                   ARTICLE IX
                                    UTILITIES

     Section 9.1. Beginning on the date of delivery of possession of the demised premises, the Tenant shall pay for all of its requirements for utilities, including, but not limited to, gas, water, electricity, sewer charges, and the like, including all utilities necessary for heating and air conditioning its premises (including the Tenant's pro-rata share, computed in accordance with Section 8.2 hereof of any premium or guaranteed payment assessed by any utility company against the Shopping Center). In the event that the Landlord shall elect to supply any utilities, then, insofar as and to the extent that such is permitted pursuant to applicable law and the regulations of the applicable utility company, the Tenant agrees to purchase the same from the Landlord, provided the rate does not exceed the rate which the Tenant would be required to pay on a metered basis to the utility company furnishing the same to the Shopping Center.

                                   ARTICLE X
                                USE OF PREMISES

     Section 10.1. It is understood, and the Tenant so agrees, that the demised premises during the term of this lease shall be used and occupied by the Tenant only for the purposes specified as the use thereof in Section 1.1(1) of this lease, and for no other purpose or purposes.

     Section 10.2. The Tenant further agrees to conform to all of the following provisions during the entire term of this lease:

          (a) The Tenant shall always conduct its operations in the demised premises under its present trade name, or another trade name to which all then existing "Havana Republic" operations are changed provided such trade name will not conflict with the trade names of any other tenants of the Shopping Center.

          (b) No auction, fire, bankruptcy, "lost our lease" or going out of business sales (or the like, howsoever denominated) may be conducted within the demised premises.

          (c) The Tenant shall not use any area outside of the demised premises, including, without limitation, sidewalks adjacent to the demised premises for business purposes (including without limitation, the sale or display of merchandise or the distribution of handbills or advertising of any type).

          (d) The Tenant shall keep the display windows of the demised premises clean.

          (e) The Tenant shall receive and deliver goods and merchandise only in the manner, at such times, and in such areas, as may be reasonably designated by the Landlord; and all trash, refuse, and the like, shall be kept in covered trash receptacles, which trash receptacles shall be kept within the demised premises at all times, and in no event stored outside of the same. All trash, refuse and the like shall be separated and otherwise disposed of as required by applicable law. The Tenant agrees to fully cooperate with the Landlord in any recycling programs instituted by the Landlord. If provision is made by the Landlord for trash removal by a contractor, the Tenant agrees to use said contractor for its trash removal and to pay when due all charges at the rate established therefor from time to time, provided such rate is competitive with the rates charged for similar services within the area.

                      (f) The Tenant shall not place any signs on the exterior of the demised premises (including, but without limitation, windows, doors, and entrance lobbies) other than those signs in those locations complying with Exhibit "C" attached hereto and hereby made a part hereof. All interior signs must be professionally prepared. No sign shall be placed on any window of the demised premises or with two (2) feet thereof.

                      (g) The Tenant shall not perform any act or carry on any practice which may injure the demised premises or any other part of the Shopping Center, or cause any offensive odor or loud noise (including, but without limitation, the use of loudspeakers), or constitute a nuisance or menace to any other occupant or other persons in the Shopping Center, an in no event shall any loud noises or offensive odors be emitted from the demised premises.

                      (h) The demised premises (as well as all doors and entryways thereto) shall be kept open for business for such days and hours as may be designated by Landlord from time to time provided that they shall not be dissimilar to the days and hours that other retail stores in shopping centers in the general locality of the Shopping Center are open for business and provided that at least fifty percent (50%) of the tenants in the Shopping Center are likewise required to, or do, keep open for such additional days and hours, but in no event a greater number of hours than that permitted by then applicable law.

                      (i) The Tenant shall at all times keep the demised premises fully and adequately stocked and fixtured, with an adequate staff so as to promote and facilitate maximum sales, and shall not use any portion of the demised premises for storage or other services, except for its operations in the demised premises.

                      (j) The Tenant shall at all times fully and adequately heat and/or air-condition (as the circumstances require) the demised premises.

                      (k) The Tenant agrees that it and its employees and others connected with the Tenant's operations at the demised premises will abide by all reasonable rules and regulations from time to time established by the Landlord by written notice to the Tenant with respect to the Shopping Center, provided that such rules and regulations are enforced in a non-discriminatory fashion (except where differing circumstances justify different treatment).

                      (l) The Tenant shall not use, handle or store or dispose of any oil or hazardous or toxic materials, substances or wastes in or about the Shopping Center.

                      (m) Tenant agrees that, within the demised premises, it shall be responsible for compliance with the Americans with Disabilities Act (42 U.S.C. Section 12101 et. seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto.

Section 10.3. Notwithstanding any other provisions of this lease, Tenant covenants and agrees that it will not assign this lease or sublet (which term, without limitation, shall include the granting of concessions, licenses, and the like) the whole or any part of the demised premises without in each instance having first received the express written consent of Landlord. Landlord agrees that it shall not act unreasonably in the withholding of its consent to any such assignment or subletting. Notwithstanding the provisions of the foregoing sentence, Tenant shall not have the right to transfer in any other manner or hypothecate its interest in this lease, whether by way of leasehold mortgage, collateral assignment or any other security arrangement or otherwise without the prior written consent of Landlord, which may be granted or withheld in Landlord's sole and absolute discretion. In that connection, Tenant hereby recognizes the Landlord's interest in the manner in which the business to be conducted from the demised premises shall be conducted, the person or entity operating the same throughout the term of this lease, the requirement contained herein that the demised premises shall be continuously operated as provided herein and the necessity that the Landlord have the ability at all times throughout the term of this lease to deal directly with the Tenant without reference to any third party. The provisions of this Section
10.3 shall not, however, be applicable to an assignment of this lease by Tenant to a subsidiary or controlling corporation, provided (and it shall be a condition of the validity of any such assignment) that such subsidiary or controlling corporation agree directly with Landlord to be bound by all of the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this lease, and the covenant against further assignment; but such assignment shall not relieve the Tenant herein named of any of its obligations hereunder, and the Tenant shall remain fully liable therefor. Furthermore, it is specifically understood and agreed that said assignment to a subsidiary or controlling corporation shall be valid only for such period of time as said subsidiary or controlling corporation remains a subsidiary or controlling corporation of Tenant; and in the event Tenant shall ever sell or otherwise transfer said controlling interest in said subsidiary to another person or entity, or if said controlling corporation shall cease to control Tenant, unless Landlord shall have specifically assented thereto, the same shall be deemed to be a material breach of this lease entitling Landlord forthwith to terminate this lease.

     If Tenant is a corporation and if at any time during the lease term the person or persons who own a majority of its voting shares at the time of the execution of this lease cease to own a majority of such shares, Tenant shall so notify Landlord, and Landlord may terminate this lease by notice to Tenant given not later than ninety (90) days thereafter. This provision shall not apply whenever Tenant is a corporation, the outstanding voting stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another corporation the voting stock of which is so listed. For the purposes of this provision, stock ownership shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1954, as the same existed on August 16, 1954, and the term "voting stock" shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation.

     For the purposes of this lease, the entering into of any management agreement or any agreement in the nature thereof transferring control or any substantial percentage of the profits and losses from business operations of Tenant in the demised premises to a person or entity other than Tenant, or otherwise having substantially the same effect, shall be treated for all purposes as an assignment of this lease and shall be governed by the provisions of this Section 10.3.

     Section 10.4. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subleasing shall not be deemed consent to any subsequent assignment or subleasing. If any assignee of Tenant or any successor of Tenant defaults in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or sublessee. landlord may consent to subsequent assignments or subleasings of this lease for the demised premises, or to amendments or modifications to this lease with assignees of Tenant, without notifying Tenant or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve the Tenant named herein of its liability under this lease nor any future assignor or sublessor of its liability under this lease.

     Section 10.5. If at any time or from time to time during the term of this lease, Tenant desires to assign this lease or to sublet all or any part of the demised premises, then not less than thirty (30) days, nor more than sixty (60) days, prior to the date (the "Transfer Date") on which Tenant desires the assignment or sublease to become effective Tenant shall give Landlord a notice (the "Transfer Notice") which shall set forth the name, address and business of the proposed assignee or sublessee, all of the substantive and financial terms of the proposed transaction in full detail and information (including, without limitation, all relevant financial statements and references) concerning the character, financial condition and retail business experience of the proposed assignee or sublessee. Landlord shall have the option, and notwithstanding anything to the contrary contained in this ARTICLE X, exercisable by giving notice to Tenant at any time within twenty (20) days after Landlord's receipt of the Transfer Notice (a) in the case of an assignment or sublease, to terminate this lease as to the portion of the demised premises proposed to be sublet or assigned, in which event Tenant shall be relieved of all further obligations hereunder with respect thereto as of the Transfer Date; or (b) in the case of a sublease, to sublease such portion from Tenant upon the terms and conditions set forth in the Transfer Notice. No failure of Landlord to exercise either option with respect to the applicable portion of the demised premises shall be deemed to be a consent by Landlord to the assignment or subletting of all or any portion of the demised premises. If, after receipt of any Transfer Notice, Landlord exercises its right to terminate this lease with respect to, or enter into a sublease for, the applicable portion of the demised premises, Tenant shall have the right, exercisable by written notice to Landlord sent within ten
(10) days after its receipt of Landlord's said notice, to rescind the applicable Transfer Notice. If Landlord exercises its option to sublease and Tenant shall not rescind the applicable Transfer Notice, all as provided herein, Tenant shall sublease to Landlord the applicable portion of the demised premises upon the terms and conditions contained in the Transfer Notice provided, however, that:
(A) Landlord shall at all times under such sublease have the right and option further to sublease the applicable portion of the demised premises without obtaining Tenant's consent or sharing any of the economic consideration received by Landlord; (B) the use and trade name provisions of this lease shall not be applicable thereto; (C) Tenant shall have no right of setoff or abatement or any other right to assert a default hereunder by reason of any default by Landlord under such sublease; and (D) Landlord's liability under such sublease shall not be deemed assumed or taken subject to any successor to Landlord's interest under this lease.


                                        ARTICLE XI
                                       OTHER STORES

     Section 11.1. In recognition of the fact that this lease provides for a percentage rent based upon the sales made by the Tenant in or from the demised premises the Tenant covenants and agrees (insofar as and to the extent that it is lawful so to agree) that for the period commencing with the execution of this lease and continuing for the full term of this lease, none of the Tenant, any guarantor (if applicable) or principal of or partner in the Tenant, any of their affiliated, parent or subsidiary companies, or any franchisee or licensee of any of them, will operate, either directly or indirectly, another store having the same or any similar trade name to that used at the demised premises (including a department or concession in another store) (other than stores, departments, or concessions presently being operated by it or them) within a two (2) mile radius of the demised premises, without the prior written consent of the Landlord. In addition to any other remedy otherwise available to the Landlord from breach of this covenant, it is specifically agreed that the Landlord may at the Landlord's election require that any and all sales made in or from any such other store be included in the computation of the percentage rent due hereunder, with the same force and effect as though such sales had actually been made in or from the demised premises.

     Section 11.2. So long as Tenant shall not cease to operate a cigar store in the demised premises (excepting any periods during which permitted remodeling or restoration work is being conducted with due diligence) Landlord shall not permit any tenant of the Shopping Center, other than Tenant, to be primarily engaged as a cigar store; provided, however, the foregoing shall be subject to the rights of tenants under existing leases as of the date of this lease. Additionally, the foregoing shall not prohibit Landlord from permitting any tenant of the Shopping Center to engage in the sale of cigars, cigarettes and other related tobacco products except that sale of cigars shall be limited to on the premises stock of not more than twelve (12) boxes at any time.

                                  ARTICLE XII
                         MAINTENANCE OF BUILDING, ETC.

     Section 12.1. The Landlord agrees to keep in good order, condition, and repair the roof, foundations and structural portions of the demised premises to the extent, but only to the extent, originally constructed by the Landlord (except glass and glass windows and doors and the so-called storefront, irrespective of which party installed the same), except for any damage thereto caused by any act or negligence of the Tenant, its employees, agents, licensees, or contractors. Landlord shall also make any repairs to the demised premises caused by any act or negligence of Landlord, its employees, agents, licensees or contractors.

     Section 12.2. Except as specifically herein otherwise provided, the Tenant agrees that from and after the date that possession of the demised premises is delivered to the Tenant, and continuously thereafter until the end of the term hereof, it will keep neat and clean and maintain in good order, condition and repair, the demised premises and every part and system thereof. With respect to the HVAC system and equipment, the Tenant specifically agrees to maintain at all times during the term of this lease the usual service contract with respect thereto, furnishing evidence thereof (including renewals) to the Landlord. There is expected from this paragraph, however, such damage as the Landlord is required to repair pursuant to ARTICLE XVI hereof. The Tenant further agrees that the demised premises shall be kept in a clean, sanitary and safe condition in accordance and shall in all respects comply with the laws of the State of Florida, the County of Broward and the City of Fort Lauderdale, and in accordance with all directions, rules, and regulations of the Health Officer, Fire Marshal, Building Inspector, and other proper officers of the governmental agencies having jurisdiction thereover. The Tenant shall not permit or commit any waste.

     Section 12.3. The Tenant shall not make any alterations, improvements and/or additions to the demised premises (except as initially required by the terms of ARTICLE III of this lease) without first obtaining, in each instance, the written consent of the Landlord, which shall not be unreasonably withheld or delayed, except that Tenant may make non-structural alterations to the interior thereof, but not affecting the storefront or any of the mechanical or utility systems costing no more than $5,000 per project. In any event any alterations by the Tenant shall be made in accordance with all applicable laws and in a good and first-class, workmanlike manner and in accordance with this lease including the provisions of Exhibit "B". Any and all alterations, additions, and improvements made to, and any fixtures and electrical, plumbing, heating, ventilating and/or air-conditioning systems and equipment) installed upon the demised premises shall (unless Landlord shall direct Tenant to remove any or all of the same, in which event Tenant shall do so) remain upon the demised premises, and at the termination of this lease shall be surrendered with the demised premises as a part thereof without disturbance, molestation or injury. However, the usual trade fixtures and furniture which may be installed in the demised premises prior to or during the term hereof at the cost of the Tenant may be removed by the Tenant from the demised premises upon the termination of this lease. Further, the Tenant covenants and agrees, at its own cost and expense, to repair any and all damage to the demised premises resulting from or caused by such removal. In any event, any trade fixtures, equipment furniture and other personal property which remain in the demised premises following the expiration or earlier termination of the term hereof, at the Landlord's option, may thereafter be removed and stored at the cost of the Tenant, or retained as the property of the Landlord or sold or otherwise disposed of by the Landlord, in any such case without any liability to or recourse by the Tenant or anyone claiming by, through or under the Tenant.

                                  ARTICLE XIII
              INDEMNITY AND COMMERCIAL/GENERAL LIABILITY INSURANCE

     Section 13.1. The Tenant shall indemnify and save harmless the Landlord and the Landlord's managing agent from and against all claims of whatever nature arising from any act, omission or negligence of the Tenant, or the Tenant's contractors, licensees, invitees, agents, servants, or employees, or arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person, or from any violation of applicable law including, without limitation, any law, regulation, or ordinance concerning trash, hazardous materials, or other pollutant occurring from and after the date that possession of the demised premises is delivered to the Tenant and until the end of the term hereof in or about the Tenant's demised premises, or arising from any accident, injury or damage occurring outside of the demised premises but within the Shopping Center, where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of the Tenant or the Tenant's agents or employees. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof and shall survive the expiration or earlier termination of this lease.

     Section 13.2. Landlord shall indemnify and save harmless Tenant from and against all claims of whatever nature arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person, in, on or about the common areas of the Shopping Center, or arising from any accident, injury or damage occurring any where, where such accident, injury or damage results or is claimed to have resulted from an act or omission on the part of the Landlord or the Landlord's agents or employees. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, and shall survive the expiration or earlier termination of this lease.

     Section 13.3. In addition to the insurance required to be maintained by the Tenant pursuant to Exhibit "B", the Tenant agrees to maintain in full force during the term hereof a broad form policy of comprehensive general liability and property damage insurance (without any so-called employee exclusion or the like) with an insurance company duly licensed to do business in the State of Florida under which the Landlord (and such other persons as are in privity of estate with the Landlord as may be set out in notice from time to time) is named additional insured and the Tenant is named primary insured, and under which the insurer agrees to indemnify and hold the Landlord and those in privity of estate with the Landlord harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries, and damages mentioned in Section 13.1 of this ARTICLE XIII. Each such policy shall be non-cancelable with respect to the Landlord and the Landlord's said designees without thirty (30) days' prior written notice to the Landlord, and a duplicate original or certificate thereof shall be delivered to the Landlord. The minimum limits of liability of such insurance per occurrence shall be $1,000,000.00 for injury (or death) to any one person, and $2,000,000.00 for injury (or death) to more than one person, and $250,000.00 with respect to damage to property, or a combined single limit of $2,000,000.00 for all injury, damage and loss per occurrence, or such higher limits as the Landlord may from time to time request, provided such higher limits are then customarily carried on a first-class shopping centers. Said insurance may be maintained by Tenant under a so-called "blanket policy" covering the demised premises as well as other premises of Tenant, provided that Tenant shall furnish Landlord with evidence satisfactory to Landlord of the existence of such blanket policy, that such blanket policy specifically includes the demised premises and that the aforesaid minimum limits apply to each occurrence covered by such blanket policy and afford the same protection as would be provided under an individual policy meeting the requirements hereof.

     Section 13.4. The Tenant agrees to use and occupy the demised premises and to use such other portions of the Shopping Center as it is herein given the right to use as its own risk; and that except to the extent caused by or resulting from the willful act or gross negligence of Landlord, its agents or employees, the Landlord shall have no responsibility or liability for any loss of or damage to the Tenant's leasehold improvements or to fixtures or other personal property of the Tenant or those claiming by, through or under the Tenant. The provisions of this Section shall apply during the whole of the term hereof, and in view of the permission given to the Tenant to install fixtures and do certain work prior to the Commencement Date, shall also apply at all time prior to the Commencement Date.

     Section 13.5. If at any time Tenant shall sell or serve alcoholic beverages in, at or from the demised premises. Tenant shall at all times during the term hereof as its sole cost and expense maintain in effect a policy or policies of insurance insuring Landlord (as an additionally named insured) and Tenant against loss, cost, or expense by reason of bodily injury or property damage for which Landlord and/or Tenant may be held liable by or because of the violation of any statute, ordinance or regulation pertaining to the sale, gift, distribution, or use of any alcoholic beverage, by reason of the selling, serving, or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or which causes or contributes to the intoxication of any person, or as a person or organization engaged in the business of manufacturing, distributing, selling or serving alcoholic beverages, or as an owner or lessor of the premises used for such purposes. The liquor liability insurance shall be written with minimum limits of coverage as reasonably required by Landlord from time to time, but not less than $1,000,000.00 per occurrence. Tenant shall deposit with Landlord a certificate for such insurance that the policy will not be canceled or reduced in scope of coverage until thirty (30) days after written notice to Landlord.

                                  ARTICLE XIV
                         LANDLORD'S ACCESS TO PREMISES

     Section 14.1. The Landlord and its designees shall have the right upon reasonable prior written notice to Tenant (which notice shall not be required in the event of an emergency or if Landlord's entry shall be in the non-public areas of the demised premises only), to enter upon the demised premises at all reasonable hours for the purpose of inspecting or making repairs to the same or exhibiting the same to prospective purchasers and lenders. In making such entry, Landlord shall not unreasonably interfere under the circumstances with Tenant's business operations in the demised premises. If repairs are required to be made by the Tenant pursuant to the terms hereof or if the Tenant is required to perform any other obligation under this lease, the Landlord may demand that the Tenant make such repairs or perform such obligation forthwith, and if the Tenant refuses or neglects to commence such repairs or performance and complete the same with ten (10) days after such demand, the Landlord may (but shall not be required to) make or cause such repairs or performance to be done and shall not be responsible to the Tenant for any loss or damage that may accrue to its stock or business by reason thereof. If the Landlord makes or causes such repairs or performance to be done, or endeavors so to do, the Tenant agrees that it will forthwith, on demand, pay to the Landlord the cost thus incurred, and if the Tenant shall default in such payment, the Landlord shall have the remedies provided in ARTICLE XIX hereof.

     Section 14.2. For a period commencing six (6) months prior to the termination of this lease, Landlord may have reasonable access to the demised premises for the purpose of exhibiting the same to prospective tenants, except if the term of this lease is extended pursuant to the terms and conditions set forth herein.

                                   ARTICLE XV
                                   INSURANCE

     Section 15.1. The Landlord shall keep the demised premises insured against loss or damage by fire, with All Risks of Physical Loss and such other insurance as from time to time the then holder of the first mortgage which includes the demised premises shall require or the Landlord otherwise shall deem advisable, but specifically excluding any property or improvements installed by or belonging to the Tenant.

     Section 15.2. The Tenant also agrees that it shall continuously keep its fixtures, merchandise, equipment and other personal property from time to time located in, on or about the demised premises, and all leasehold improvements to the demised premises constructed or installed by the Tenant insured against loss or damage by fire with all risk endorsements in amounts equal to the full replacement cost thereof. The Tenant shall furnish to the Landlord certificates of such insurance satisfactory to the Landlord. It is understood and agreed that the Tenant assumes all risk of damage to its own property arising from any cause whatsoever, including, without limitation, loss by theft or otherwise.

     Section 15.3. Insofar as and to the extent that the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the State of Florida (even though extra premium may result therefrom), the Landlord and the Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss, and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof. In the event that an additional premium, is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If, at the written request of one party, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section shall be deemed to modify or otherwise affect releases elsewhere herein contained of either party for claims.

     Section 15.4. The Tenant covenants and agrees that it will not do or permit anything to be done in or upon the demised premises or bring in anything or keep anything therein, which shall increase the rate of insurance on the demised premises or on the other buildings located on the Shopping Center above the standard rate on said premises and buildings with a regular retail store located in the demised premises; and the Tenant further agrees that in the event it shall do any of the foregoing, it will promptly pay to the Landlord on demand any such increase resulting therefrom, which shall be due and payable as additional rent hereunder. Landlord acknowledges that the use described in
Section 1.1(k) hereof does not increase such rate.

                                  ARTICLE XVI
                                 DAMAGE CLAUSE

     Section 16.1. If the demised premises shall be partially damaged (as distinguished from "substantially damaged", as that term is hereinafter defined) by fire or other casualty, the Landlord shall forthwith proceed to repair such damage and restore the demised premises, or so much thereof as was originally constructed by the Landlord, to substantially their condition at the time of such damage.

     Section 16.2. The terms "substantially damaged" and "substantial damage", as used in this ARTICLE, shall have reference to damage of such a character as cannot reasonably be expected to be repaired or the premises restored within sixty (60) days from the time that such repair or restoration work would be commenced.

     If the demised premises shall be substantially damaged or destroyed by fire or other casualty, the risk of which is covered by the Landlord's insurance, this lease shall, except as hereinafter provided, remain in full force and effect, and the Landlord shall promptly after such damage and the determination of the net amount of insurance proceeds available to the Landlord, expend so much as may be necessary of such net amount to restore, to the extent originally constructed by the Landlord (consistent, however, with zoning laws and building codes then in existence), the damaged portions of the demised premises to substantially its condition at the time of such damage, except as hereinafter provided. Should the net amount of insurance proceeds available to the Landlord be insufficient to cover the cost of restoring the demised premises, in the reasonable estimate of the Landlord, the Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the demised premises with all reasonable diligence or the Landlord may terminate this lease by giving notice to the Tenant within a reasonable time after the Landlord has determined the estimated net amount of insurance proceeds available to the Landlord and the estimated cost of such restoration. In case of substantial damage or destruction, as a result of a risk which is not covered by the Landlord's insurance, the Landlord shall likewise be obligated to rebuild the demised premises, all as aforesaid, unless the Landlord, within a reasonable time after the occurrence of such event, gives written notice to the Tenant of the Landlord's election to terminate this lease. If the Shopping Center shall be substantially damaged or destroyed by fire or casualty and whether or not the demised premises are damaged or destroyed, Landlord shall promptly restore, to the extent originally constructed by Landlord (consistent, however, with zoning laws and building codes then in existence), so much of the Shopping Center as was originally constructed by Landlord to substantially its condition at the time of such damage, unless Landlord, within a reasonable time after such loss, gives notice to the Tenant of Landlord's election to terminate this lease, which Landlord shall not elect to do in a manner that will unreasonably discriminate against Tenant. If the Landlord shall elect to terminate this lease pursuant to the provisions of this Section 16.2, as aforesaid, this lease and the term hereof shall cease and come to an end as of the date of said damage or destruction.

     SECTION 16.3. However, if the demised premises shall be substantially damaged or destroyed by fire, windstorm, or otherwise within the last one (1) year of the term of this lease, either party shall have the right to terminate this lease, provided that notice thereof is given to the other party not later than sixty (60) days after such damage or destruction. If said right of termination is exercised, this lease and the term hereof shall cease and come to an end as of the date of said damage or destruction. Notwithstanding the foregoing provisions of this Section 16.3, however, if Tenant, then having a right to extend the term of this lease, shall notify Landlord of its election to do so within twenty-one (21) days following its receipt of Landlord's election to terminate this lease pursuant to the provisions of this Section 16.3, then Landlord's said election to terminate this lease shall be null and void and the obligations of the parties shall continue as provided in this lease as though such termination notice by Landlord had never been sent.

     SECTION 16.4. Unless this lease is terminated as provided in Section 16.2 or Section 16.3, hereof, if the demised premises shall be damaged or destroyed by fire or other casualty, then the Tenant shall: (i) repair and restore all portions of the demised premises not required to be restored by the Landlord pursuant to this ARTICLE XVI to substantially the condition which such portions of the demised premises were in at the time of such casualty; (ii) equip the demised premises with trade fixtures and all personal property necessary or proper for the operation of the Tenant's business; and (iii) open for business in the demised premises - as soon thereafter as possible.

     SECTION 16.5. In the event that the provisions of Section 16.1 or Section
16.2 hereof shall become applicable, the Minimum Rent and all other charges payable by Tenant hereunder except percentage rent and Taxes payable pursuant to ARTICLES V and VII hereof, shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of the Tenant in the demised premises, having regard for the extent to which the Tenant may be required to discontinue its business in the demised premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending with the completion by the Landlord of such work of repair and/or reconstruction as the Landlord is obligated to do. Upon termination of this lease pursuant to this ARTICLE XVI, Landlord shall refund any unearned rent and other charges previously paid to Landlord.


                                  ARTICLE XVII
                                 EMINENT DOMAIN

     SECTION 17.1. If the demised premises, or such portion thereof as to render the balance (when reconstructed) unsuitable for the purposes of the Tenant, shall be taken by condemnation or right of eminent domain, either party, upon written notice to the other, shall be entitled to terminate this lease, provided that such notice is given not later than thirty (30) days after the Tenant had been deprived of possession. For the purposes of this ARTICLE, any deed or any transfer of title in lieu of any such taking shall be treated as such a taking. Moreover, for the purposes of the ARTICLE, a taking of the Tenant's entire leasehold interest in the demised premises (or assignment or termination in lieu thereof) shall be treated as a taking of the entire demised premises, and in such event the Tenant shall be treated as having been deprived of possession on the effective date thereof. Should any part of the demised premises be so taken or condemned, and should this lease not be terminated in accordance with the foregoing provision, the Landlord covenants and agrees within a reasonable time after such taking or condemnation, and the determination of the Landlord's award therein, to expend so much as may be necessary of the net amount which may be awarded to the Landlord in such condemnation proceedings in restoring the demised premises to an architectural unit as nearly like their condition prior to such taking as shall be practicable. Should the net amount so awarded to the Landlord be insufficient to cover the cost of restoring the demised premises, as estimated by the Landlord's architect, the Landlord may, but shall not be obligated to, supply the amount of such insufficiency and restore said premises as above provided, with all reasonable diligence, or terminate this lease. Where the Tenant has not already exercised any right of termination accorded to it under the foregoing portion of this paragraph, the Landlord shall notify the Tenant of the Landlord's election not later than ninety (90) days after the final determination of the amount of the award. Further, if so much of the Shopping Center shall be so taken that continued operation of the Shopping Center would be uneconomic in the Landlord's judgment or prohibited by zoning or other applicable law, the Landlord shall have the right to terminate this lease by giving notice to the Tenant of the Landlord's desire so to do not later than thirty (30) days after the effective date of such taking. Landlord shall not exercise its right to terminate this lease pursuant to this Section 17.1 in a manner which will unreasonably discriminate against Tenant.

     SECTION 17.2. Out of any award or awards for any taking of the demised premises (including, without limitation, any taking of the Tenant's leasehold interest as aforesaid), in condemnation proceedings or by right of eminent domain, the Landlord shall be entitled to receive and retain the amounts awarded for such demised premises and for the Landlord's business loss. The Tenant shall be entitled to receive and retain only such amounts as may be specifically awarded to it for the taking of its trade fixtures and furniture and its leasehold improvements and for moving damages, only to the extent such amounts are awarded in a separate proceeding and only to the extent the Landlord's award is not thereby reduced and the Tenant is not otherwise reimbursed for the same by the Landlord. Upon any termination of this lease pursuant to this ARTICLE XVII, Landlord shall refund any unearned rent and other charges previously paid to Landlord.

     Section 17.3. In the event of any such taking of the demised premises, the Minimum Rent and all other charges payable by Tenant hereunder except percentage rent and Taxes payable pursuant to all ARTICLES V and VII hereof, or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated.

                                 ARTICLE XVIII
                            BANKRUPTCY OR INSOLVENCY

     Section 18.1. If the Tenant shall become a debtor under the United States Bankruptcy Code, 11 U.S.C. SS.101 et seq. (the "Bankruptcy Code") then, to the extent that the Bankruptcy Code may be applicable or affect the provisions of this lease, the following provisions shall also be applicable. If the trustee or debtor-in-possession shall fail to elect to assume this lease within sixty (60) days after the commencement of a case under the Bankruptcy Code, this lease shall be deemed to have been rejected; and the Landlord shall be thereafter immediately entitled to possession of the demised premises and this lease shall be terminated subject to and in accordance with the provisions of this lease and of law (including such provisions for damages). No election to assume (and, if applicable to assign) this lease by the trustee or debtor-in-possession shall be permitted or effective unless: (i) all defaults shall have been cured and the Landlord shall have been provided with adequate assurances reasonably satisfactory to the Landlord, including (a) any reasonably required guaranties and/or security deposits, and (b) any other reasonably required assurances that there will continue to be sufficient funds and personnel available to professionally merchandise, stock, promote, staff and operate the demised premises in strict compliance with all provisions of this lease; and (ii) neither such assumption nor the operation of the demised premises subsequent thereto shall, in the Landlord's reasonable judgment, cause or result in any breach or other violation of any provision of this or any applicable lease, mortgage or other contract, or disrupt the tenant mix of the Shopping Center; and (iii) the assumption and, if applicable, the assignment of this lease satisfies in full the provisions of the Bankruptcy Code, including, without limitation, Sections 365(b)(1) and (3) and (f)(2); and (iv) the assumption has been ratified and approved by order of such court or courts as have final jurisdiction over the Bankruptcy Code and the case. No assignment of this lease by the trustee or debtor-in-possession shall be permitted or effective unless the proposed assignee likewise shall have satisfied (i), (ii), (iii) and (iv) of the preceding sentence regarding such assignment, and any such assignment, shall, without limitation, be subject to the provisions of Section 10.3 hereof. When pursuant to the Bankruptcy Code the trustee or debtor-in-possession is obligated to pay reasonable use and occupancy charges, such charges shall not be less than the Minimum Rent and other charges specified herein to be payable by the Tenant. Neither the Tenant's interest or estate in the demised premises herein or created herby nor any lesser interest or estate of the Tenant shall pass to anyone under any law of any state or jurisdiction without the prior written consent of the Landlord. In no event shall this lease, if the term hereof has expired or has been terminated in accordance with the provisions of this lease, be revived, and no stay or other proceedings shall nullify, postpone or otherwise affect the expiration or earlier termination of the term of this lease pursuant to the provisions of this ARTICLE XVIII or prevent the Landlord from regaining possession of the demised premises thereupon.

                                  ARTICLE XIX
                              LANDLORD'S REMEDIES

     Section 19.1. Any one of the following shall be deemed to be an "Event of Default":

     A. Failure on the part of the Tenant to make payment of rent or any other monetary amount due under this lease within five (5) days after the date due hereunder, including any applicable notice and cure periods.

     B. With respect to a non-monetary default under this lease, failure of the Tenant to cure the same within the minimum time period required to cure the default after the Landlord has sent to the Tenant notice of such default. The Tenant shall be obligated to commence forthwith and to complete as soon as possible the curing of such default; and if the Tenant fails so to do, the same shall be deemed to be an Event of Default.

     C. The commencement of any of the following proceedings, with such proceeding not being dismissed within sixty (60) days after it has begun: (i) the estate hereby created being taken on execution or by other process of law;
(ii) the Tenant being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of the Tenant for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of the Tenant's property by a court of competent jurisdiction; or (v) a petition being filed for the reorganization of the Tenant under any provisions of the Bankruptcy Code or any federal or state law now or hereafter enacted.

     D. The Tenant's filing a petition for reorganization or for rearrangement under, or otherwise availing itself of any provisions of, the Bankruptcy Code or any federal or state law now or hereafter enacted providing a plan or other means for a debtor to settle, satisfy or extend the time for the payment of debts.

     E. Failure of the Tenant, after the term of this lease commences, to be open for business to the public for more than one (1) day when required by this lease to be so open in any one lease-year, or for more than an aggregate of three (3) such days during the term hereof, or if the Tenant shall otherwise abandon or vacate the demised premises; except to the extent (i) necessitated in order to perform and complete repairs, remodeling or restoration to the demised premises so long as such Tenant shall diligently commence making repairs to the demised premises and said closure if fee remodeling or restoration shall not exceed one (1) week in duration and shall occur not more than once every five (5) years during the term of this lease, or (ii) necessitated on account of damage to or destruction of the demised premises by fire, or other casualty.

        Section 19.2. Should any Event of Default occur then, notwithstanding any license of any former breach of covenant or waiver of the benefit hereof or consent in a former instance, the Landlord lawfully may, in addition to any remedies available to the Landlord under applicable statutes or case law, or otherwise, immediately or at any time thereafter, and without demand or notice to the maximum extent permitted by law (and to such extent the Tenant hereby expressly waives any notice to quit possession of the demised premises), enter into and upon the demised premises or any part thereof in the name of the whole and repossess the same, an expel the Tenant and those claiming through or under it and remove its or their effects (forcibly if necessary) without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant; and the Landlord shall have the option to send written notice to the Tenant terminating the term of this lease and upon the fifth (5th) day following the sending of such notice of termination, the term of this lease shall terminate.

         Section 19.3. Should any Event of Default occur, the Tenant covenants and agrees, notwithstanding any entry or re-entry by the Landlord, whether by summary proceedings (and the Tenant hereby expressly waives any notice to quit possession of the demised premises prior to the institution of such summary proceedings), or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this lease, become due if Tenant's right to possession had not been terminated or if the Landlord had not entered or re-entered, as aforesaid, and whether the demised premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the term, and for the whole thereof. As an alternative, at the election of the Landlord, Landlord shall have the right to accelerate and immediately recover from Tenant, the total rent and benefits due under this lease for the entire unexpired balance of the lease term and said rent and benefits shall be immediately due and payable by Tenant. In the event the demised premises be relet by the Landlord, the Tenant shall be entitled to a credit in the net amount of rent received by the Landlord in reletting, after deduction of all expenses incurred in reletting the demised premises (including, without limitation, remodelling costs, brokerage fees, and the like), and in collecting the rent in connection therewith. It is specifically understood and agreed that the Landlord shall be entitled to take into account in connection with any reletting of the demised premises all relevant factors which would be taken into account by a sophisticated developer in securing a replacement tenant for the demised premises, such as, but not limited to, the type of shopping center then being operated on the Shopping Center, matters of tenant mix, the type of operation proposed to be conducted by any such replacement tenant, and the financial responsibility of any such replacement tenant; and the Tenant hereby waives, to the extent permitted by applicable law, any obligation the Landlord may have to mitigate the Tenant's damages; provide, however, that after entry as aforesaid as a result of an Event of Default, Landlord shall use reasonable efforts to re-let the demised premises but, in using such reasonable efforts, Landlord shall not be required to give priority to the re-letting of the demised premises over the leasing of other areas of the Shopping Center and Landlord shall be entitled to take into account the factors set forth above. To induce the Landlord to enter into this lease, (i) the Tenant hereby waives any right to trial by jury in any action or proceeding brought by the Landlord against the Tenant on any matter whatsoever arising out of or in any way connected with this lease, the relationship of the Landlord and the Tenant and the Tenant's use and occupancy of the demised premises and/or any claim of injury or damage and (ii) Tenant agrees not to interpose any non-compulsory counterclaim of whatever name or description in any proceeding commenced by Landlord for non-payment of rent or any other amount due hereunder (and the foregoing shall not be construed as a waiver of Tenant's right to assert such claims in any separate action brought by it).

        Section 19.4. for the purposes of this ARTICLE XIX, it shall be deemed that percentage rent for any period after any such default and entry by the Landlord would have been at a monthly rate thereafter equal to one twelfth (1/12th ) of the average annual percentage rent which the Tenant was obligated to pay to the Landlord under this lease either. (i) from the Commencement Date to the date of such default: or (ii) during the last three (3) years prior to the date of such default-whichever is the greater.

        Section 19.5. All of the foregoing provisions of the preceding ARTICLE XVII and this ARTICLE XIX with respect to bankruptcy of the Tenant, etc., shall be deemed to read "the Tenant or the guarantor hereof".

        Section 19.6 the Landlord shall in no event be in default in the performance of any of the Landlord's obligations hereunder unless and until the Landlord shall have failed to perform such obligations within such time as is reasonably required to correct any such default after notice by the Tenant to the Landlord properly specifying wherein the Landlord has failed to perform any such obligation.

        Further, if the holder of a mortgage or deed of trust which includes the demised premises, notifies the Tenant that such holder has taken over the Landlord's rights under this lease, the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

                                  ARTICLE XX
                           MISCELLANEOUS PROVISIONS

        Section 20.1. Waiver. Failure on the part of the Landlord or the Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by that party of any of its rights hereunder. No waiver at any time of any of the provisions hereof by the Landlord or the Tenant shall be construed as a waiver of any of the other provisions hereof, and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of the Landlord or the Tenant to or of any action by the other requiring that party's consent or approval shall not be deemed to waive or render unnecessary that party's consent or approval to or of any subsequent similar act by the other. Unless expressly provided to the contrary, any consent required of the Landlord in any provision of this lease may be withheld by the Landlord in its sole discretion unless the provision requiring such consent specifically states that the Landlord shall not withhold such consent unreasonably.

        No payment by the Tenant, whether to the Lock Box or otherwise, and no acceptance by the Landlord, of a lesser amount than shall be due from the Tenant to the Landlord shall be treated otherwise than as a payment on account. The acceptance by the Landlord or receipt into the Lock Box of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and the Landlord may accept and/or retain such check without prejudice to any other rights or remedies which the Landlord may have against the Tenant. The payment by Tenant of any sum or sums due hereunder to Landlord or into the Lock Box, or the acceptance of and/or retention of any such payment by Landlord, at a time when an Event of Default or state of facts which with notice and/or the passage of time may ripen into an Event of Default exists, shall never be or be deemed to be a waiver by Landlord of any of its rights under this lease,
ARTICLE XIX hereof or otherwise under Florida law and Landlord may accept and/or retain such amount under those circumstances without prejudice to any other rights or remedies which Landlord may have against Tenant.

        Section 20.2. Covenant of Quiet Enjoyment. The Tenant, subject to the terms and provisions of this lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this lease on its part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the demised premises during the term hereof without hindrance or ejection by any persons lawfully claiming under the Landlord; but it is understood and agreed that this covenant and any and all other covenants of the Landlord contained in this lease shall be binding upon the Landlord and the Landlord's successors only with respect to breaches occurring during the Landlord's and the Landlord's successors, respective ownership of the Landlord's interest hereunder. In addition, the Tenant specifically agrees to look solely to the Landlord's interest in the Shopping Center for recovery of any judgment from the Landlord, it being specifically agreed that neither the Landlord nor anyone claiming under the Landlord shall ever be personally liable for any such judgment. In no event shall either party ever be liable to the other for any indirect or consequential damages.

        Section 20.3. Status Report. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, or the like, the then current status of performance hereunder, either party, upon the written request of the other made from time to time, will promptly furnish a written statement of the status of any matter pertaining to this lease. Without limiting the generality of the foregoing, the Tenant specifically agrees, promptly upon the commencement of the term hereof, to acknowledge satisfaction of the requirements with respect to construction and other matters by the Landlord, save and except for such matters as the Tenant may wish to set forth specifically in said statement.

        Section 20.4. Notice to Mortgagee. after receiving written notice from any person, firm, or other entity, that it holds a mortgage (which term shall include a deed of trust) which includes as part of the mortgaged premises the demised premises, the Tenant shall, so long as such mortgage is outstanding, be required to give to such holder the same notice as is required to be given to the Landlord under the terms of this lease, but such notice may be given by the Tenant to the Landlord and such holder concurrently.

        Section 20.5. Assignment of Rents. With reference to any assignment by the Landlord of the Landlord's interest in this lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of the first mortgage or deed of trust on the demised premises, the Tenant agrees:

                        (a) that the execution thereof by the Landlord, and the acceptance thereof by such holder, shall never be deemed an assumption by such holder of any of the obligations of the Landlord hereunder, unless such holder shall, by written notice sent to the Tenant, specifically otherwise elect; and


                        (b) that, except as aforesaid, such holder shall be treated as having assumed only the Landlord's obligations hereunder arising from and after foreclosure of such holder's mortgage or deed of trust and the taking of possession of the demised premises by such holder.

        Section 20.6. Mechanics' Liens. The Tenant shall, within ten (10) business days of the filing thereof, discharge of record (either by payment or by filing of the necessary bond, or otherwise) any mechanics', materialmen's, or other lien against the demised premises and/or the Landlord's interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for the Tenant in, upon or about the demised premises.

         Section 20.7. No Brokerage. Except for Michael Swerdlow Companies, Inc. ("Broker") for whose fees or commissions Landlord shall be responsible, the Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this lease, and in the event of any brokerage claims against the Landlord predicated upon prior dealings with the Tenant named herein by any party other than the Broker, the Tenant agrees to defend the same and indemnify the Landlord against any such claim.

         Section 20.8. Definition of Additional Rent. Without limiting any other provision of this lease, it is expressly understood and agreed that all percentage rent, the Tenant's participation in Taxes, common area maintenance expenses, utility charges, trash removal charges and all other charges which the Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon, shall be deemed to be additional (but not minimum) rent, and in the event of non-payment thereof by the Tenant, the Landlord shall have all of the rights and remedies with respect thereto as would accrue to the Landlord for non-payment of Minimum Rent.

         Section 20.9. Landlord's Fees and Expenses. If Landlord and Tenant are involved in any litigation regarding the performance of any of their obligations under this lease, the unsuccessful party in such litigation by final order, decree or judgment of a court of competent jurisdiction shall reimburse the successful party for all reasonable fees and expenses incurred by such successful party for all reasonable legal fees and expenses incurred by such successful party in connection with obtaining such final order, decree or judgment.

         Section 20.10. Invalidity of Particular Provisions. If any term or provision of this lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this lease shall be valid and be enforced to the fullest extent permitted by law.

         Section 20.11. Provisions Binding, Etc. Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of the Landlord and the Tenant. Each term and each provision of this lease to be performed by the Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of the Tenant is not intended to constitute a consent to assignment by the Tenant that, pursuant to ARTICLE X hereof, requires Landlord's consent, but has reference only to those instances in which the Landlord may later give written consent to a particular assignment as required by the provisions of ARTICLE X hereof.

         Section 20.12. Other Agreements. The Tenant hereby warrants and represents that neither this lease nor the operation of the demised premises hereunder violates the provisions of any instrument heretofore executed by the Tenant or any affiliate of the Tenant, including, without limitation, any so-called radius restriction contained in any such instrument.

         Section 20.13. Governing Law. This lease shall be governed exclusively by the provisions hereof and by the laws of the State of Florida as the same may from time to time exist.

         Section 20.14. Recording. The Tenant shall not record this lease or any memorandum or short form thereof without the written consent and joinder of the Landlord. Landlord shall have the right to record this lease and, at the request of the Landlord, the Tenant agrees to execute the necessary acknowledgements required to record this lease, in either short or long form.

         Section 20.15. Notices. Whenever by the terms of this lease notice, demand, or other communication shall or may be given either to the Landlord or to the Tenant, the same shall be in writing and shall be sent by registered or certified mail, postage prepaid, or shall be delivered by private express carrier.

                  If intended for the Landlord, addressed to it at the address set forth on the first page of this lease, with copies in like fashion to Landlord at said address, Attn: Theodore Stotzer, Esq. and Robert
         W. Banks, Senior Vice President (or to such other address or addresses as may from time to time hereafter be designated by the Landlord by like notice);

                  If intended for the Tenant, addressed to it at the address set forth on the first page of this lease (or to such other address or addresses as may from time to time hereafter be designated by the Tenant by like notice).

All such notices shall be effective upon delivery, attempted delivery or refusal (whichever shall first occur) at the address to which the same were sent.

         Any such notice, demand, or communication from an attorney acting or purporting to act on behalf of a party shall be deemed to be notice from such party provided that such attorney is authorized to act on behalf of such party.

         Section 20.16. When Lease Becomes Binding. Employees or agents of the Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option.

for, the demised premises, and this document shall become effective and binding only upon the execution and delivery hereof by both the Landlord and the Tenant.

         All negotiations, considerations, representations, and understandings between the Landlord and the Tenant are incorporated herein and may be modified or altered only by agreement in writing between the Landlord and the Tenant, and no act or omission of any employee or agent of the Landlord shall alter, change, or modify any of the provisions hereof. The Tenant specifically confirms and acknowledges that: (i) before entering into this lease, the Tenant has made its own observations, studies, determinations and projections with respect to the Tenant's business in the demised premises and all other factors relevant to the Tenant's decision to enter into this lease, including, without limitation, competition, market size, sales volume, profitability and general, so-called "demographics"--both present and prospective; and (ii) neither the Tenant nor any representative of the Tenant has relied upon any representation by (or any "conversation" with) the Landlord or any representative of the Landlord with respect to any of said factors.

         Section 20.17. Paragraph Headings. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this lease.

         Section 20.18. Lease Superior or Subordinate to Mortgage. This lease shall be automatically subject and subordinate to any mortgages or deeds of trust that are now existing which encumber the Shopping Center or any portion thereof containing the demised premises, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, modifications, replacements and extensions thereof, without the need for any further instrument or for the mortgagee or trustee named in said mortgages or deeds of trust to make any election; except that any mortgage or trustee may elect to give this lease priority over the lien of its mortgage or deed of trust by notice delivered to the Tenant. In the event of such election, and upon notification by such mortgage or trustee to the Tenant to that effect, this lease shall be automatically deemed to have priority over the lien of said mortgage or deed of trust without the need for any further instrument, whether this lease is dated prior to or subsequent to the date of said mortgage or deed of trust. The Tenant shall execute and deliver whatever instruments may be required for any of the foregoing purposes forthwith upon demand. Additionally, this lease shall be subject and subordinate to the lien and effect of any future mortgage or deed of trust from Landlord to its mortgage lender provided that such mortgage lender recognizes Tenant under this lease and agrees not to disturb Tenant's use and occupancy hereunder, so long as Tenant is not in default of its obligations hereunder. In the event such mortgage lender shall request Tenant to subordinate this lease to the lien of such mortgage, Tenant agrees to execute and deliver whatever instruments may be required to subordinate the lease, provided that such instrument contains language to the effect that such mortgage lender shall not disturb Tenant's use and occupancy hereunder so long as Tenant is not in default of its obligations hereunder. Any mortgagee with a mortgage lien existing prior to this lease which is still effective and superior to this lease at the time Tenant is to commence its construction on the premises shall provide Tenant with its standard SNDA agreement or Tenant may cancel this lease within 30 days of Tenant request for said agreement.

         Tenant agrees that it will attorn to and recognize any purchaser at a foreclosure sale under any mortgage or deed of trust upon the Shopping Center or any portion thereof containing the demised premises and shall recognize any such purchasers, any transferee that acquires the demised premises by deed in lieu of foreclosure and the successors and assigns of such purchasers/transferees as its landlord for the unexpired balance (and any extensions, if exercised) of the term of this lease upon the same terms and conditions set forth in this lease.

         Landlord agrees to use reasonable efforts to have the holder of any such mortgage of deed of trust which may become prior to this lease enter into its usual Non-Disturbance Agreement with Tenant, or provide Tenant with an agreement by the terms of which such holder agrees to recognize the rights of Tenant under this lease in the event of foreclosure of such mortgage or deed of trust so long as Tenant is not in default hereunder; provided that Tenant has paid any reasonable legal fees and other charges which may be required by such holder in order to obtain such agreement (and Landlord shall not be required to pay any such charges).

         Section 20.19. Holding-Over. Any holding-over by the Tenant after the expiration of the term of this lease shall be treated as a tenancy at sufferance at one and one-half times the rent and other charges specified herein (and if varying rates are specified herein, at three time the highest such rate), prorated on a daily basis, and shall otherwise be on the terms and conditions set forth in this lease, so far as applicable.

         Section 20.20. Interest. All payments becoming due under this lease and not paid when due shall bear interest from the applicable due date until received by the Landlord at the lesser of: (i) four percent (4%) per annum above the prime rate announced from time to time by Barnett Bank or its successor; or (ii) the highest lawful rate of interest permitted at the time in the State of Florida.

         Section 20.21. Force Majeure. Neither the Landlord nor the Tenant shall be liable for failure to perform any obligation under this lease, except for the payment of money, in the event it is prevented from so performing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war or other emergency or for any other cause beyond its reasonable control, but (i) Tenant shall not be excused from opening the demised premises for the conduct of business for the failure of an applicable permit to issue and (ii) financial inability shall never be deemed to be a cause beyond a party's reasonable control, and in no event shall either party be excused or delayed in the payment of any money due under this lease by reason of any of the foregoing.

      Section 20.22. Security Deposit. Tenant has deposited the Security Deposit identified in Section 1.1(n) hereof as security for the full and faithful performance and observance by Tenant of all of the terms, covenants and conditions in this lease contained and on its part to be performed and observed. If Tenant fails in the performance or observance of any of such terms, covenants and conditions, whether in the payment of rent or any other sums or charges due hereunder or otherwise, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any of the same or for the reimbursement to Landlord of any amount expended by Landlord in curing such failure, including, without limitation, any damages or deficiency in the reletting of the demised premises whether such damages or deficiency accrue before or after summary proceedings or other re-entry of the demised premises by Landlord after an Event of Default. Promptly after such use, application or retention of any such sum by Landlord, Tenant shall pay to Landlord, as additional rent hereunder, an amount equal to the sum so used, applied or retained which shall be added to and become a part of the Security Deposit. To the fullest extent permitted by law, Landlord shall not be obligated to pay any interest on the Security Deposit. Within sixty (60) days following the expiration or earlier termination of the term hereof, Landlord shall return the Security Deposit or that portion thereof remaining after Landlord shall have applied so much thereof as shall be necessary to cure any then outstanding defaults of Tenant. If Landlord shall sell or otherwise transfer the Shopping Center or any part thereof which shall include the demised premises, Landlord shall have the right to transfer the Security Deposit to the transferee thereof and such transfer shall constitute full and automatic release of the transferring party by Tenant from all liability for the return of the Security Deposit then and thereafter, and Tenant agrees in such event to look solely to such transferee or purchaser for the return of the Security Deposit.

      Section 20.23. Expansion. The Landlord shall have the right to expand the Shopping Center beyond its present boundaries and in that event, the Landlord may from time to time elect either of the following procedures:

            (a) To exclude all taxes and assessments on the land and buildings of said expansion area as well as all common area maintenance charges with respect to said expansion area from Taxes and the common area maintenance charges in which the Tenant is required to participate, in which case the square footage of floor area of the buildings in the expansion area shall be excluded from the denominator in computing the Tenant's share of Taxes and common area maintenance charges hereunder; or

            (b) To include all such taxes, assessments and common area maintenance charges for the expansion area in the charges to be prorated pursuant to the terms of this lease, in which case the expansion area shall be deemed to be included within the Shopping Center for the purposes of computing Tenant's proportionate share of Taxes and common area maintenance charges and the square footage of floor area of buildings in the expansion area shall be included in said denominator to the extent provided in Sections 7.3 and 8.2 of this lease.

The Landlord agrees to notify the Tenant as to which of the foregoing procedures the Landlord elects to follow, which notice shall be sent to the Tenant within a reasonable time after any such election has been made.

      The term "Shopping Center" shall be deemed to mean for all purposes hereunder the entire development shown on Exhibit "A" including any and all structures, parking facilities, roadways, common facilities and the like built (or to be built) thereon and including any parking, access and utility easements appurtenant thereto, as the same may from time to time be reduced by eminent domain takings, dedications to public authorities, or exclusions or removals by the Landlord (by written notice to the Tenant) of portions thereof, or increased by the addition of other lands together with structures and the like thereon which may from time to time be designated by the Landlord (by written notice to the Tenant) as constituting part of the Shopping Center.

      Section 20.24. Marketing Fund. The Tenant agrees to pay to the Landlord not later than ninety (90) days before the "Grand Opening" date of the Shopping Center, as shall be determined by Landlord and announced to Tenant, the sum specified in Section 1.1(i) hereof as the Tenant's Pre-Opening Marketing Charge, to be expended for marketing and advertising of the Shopping Center. Said fund shall be used, together with funds from other tenants and occupants of the Shopping Center, for such purposes as the Landlord in the Landlord's sole discretion shall determine; and the Landlord shall not be responsible to account therefor to the Tenant.

      The Tenant shall fully cooperate with the other tenants and occupants of the Shopping Center in promoting the use of such trade names and slogans as may, from time to time, be adopted for the Shopping Center and in all marketing and advertising campaigns. In this connection, the Landlord shall promptly establish a so-called "Marketing Fund" for the Shopping Center (the "Marketing Fund"). The Tenant shall pay to the Landlord, as the Tenant's contribution to the Marketing Fund, as additional rent, a sum initially equal to the Initial Marketing Charge specified in Section 1.1(k) hereof, payable on the first day of each and every month, in advance, included within the term hereof, the first such payment to be made on the Commencement Date. For any fraction of a month at the commencement or expiration of the term, the monthly payment of the Tenant's Marketing Charge shall be pro rated. The Marketing Fund will be used for advertising, promotion, public relations and administrative expenses relating to the promotion of the Shopping Center. Without limiting the generality of the foregoing, the Landlord shall have the right to utilize the Marketing Fund for the costs of circulars and other publications, as well as electronic or other advertising media, and the Tenant agrees, upon request from the Landlord, to furnish suitable advertising material for such purposes. Any advertisements, circulars or other promotions need not make specific reference to any one or more occupants of the Shopping Center, but may advertise the Shopping Center generally or specific portions therein or occupants of such portions. Tenant's Marketing Charge shall be subject to a cost of living increase for each lease-year after the first lease-year included within the term of this lease. In that regard, on the first January 1 included within the term of this lease (such date and each ensuing anniversary thereof being referred to hereinafter as a "Marketing Adjustment Date"), and on each Marketing Adjustment Date thereafter during the term of this lease, the Tenant's Marketing Charge shall be increased above the Initial Marketing Charge specified in Section 1.1(k) hereinabove in the same proportion as the Price Index (hereinafter defined) has increased, if at all, as of the Marketing Adjustment Date in question above the Price Index as of the Commencement Date, and each such increased figure shall then become the Tenant's Marketing Charge and shall remain in effect until the next Marketing Adjustment Date. In no event shall anything contained herein permit the Tenant's Marketing Charge to be reduced below the amount of the Tenant's
Initial Marketing Charge specified in Section 1.1(k) hereinabove. If the Landlord shall elect, the Landlord may replace the Marketing Fund with an association (the "Association") in order to carry out the activities formerly carried out by the Marketing Fund. Upon the creation of such Association, the Tenant shall immediately join such Association and maintain membership therein. In addition thereto, the Tenant shall pay to the Association a sum equal to that which the Tenant would have paid to the Landlord for the Tenant's Marketing Charge if the Marketing Fund had remained in existence. If the Landlord shall create such Association to replace the Marketing Fund or if the Marketing Fund shall be an independent entity, if the Tenant shall fail to pay the dues and assessment to the Association or if the Tenant shall fail to pay the Marketing Charge to such an independent Marketing Fund, as above provided, the Landlord shall have the same rights granted to the Landlord under this lease for the non-payment of rent or other charges, even though such dues or assessments may be payable to such Association or the Tenant's Marketing Charge may be payable to another entity.

      Section 20.25. Price Index. The term "Price Index," as used in this lease, means the Consumer Price Index for all Urban Consumers (CPI-U): U.S. City Average, All Items (unadjusted) (1982-84 = 100), published monthly by the Bureau of Labor Statistics, U.S. Department of Labor, and first so published in 1988. If the Bureau of Labor Statistics should cease to publish such Index in its present form and calculated on the present basis, a comparable index or an index reflecting changes in the cost of living determined in a similar manner or by substitution, combination or weighting of available indices, expenditure groups, items, components or population, published by the Bureau of Labor Statistics or by a responsible financial periodical or recognized authority shall be designated by the Landlord to be the Price Index thereafter. The Price Index for any date relevant to the application of any Section hereof shall be that published by the Bureau of Labor Statistics for the month containing such date, if computed for such month, or otherwise for the most recent month immediately preceding the month for which the application is to be made. Since a Price Index relevant to the application of any Section may not be available as of the date on which a determination using the Price Index is to be made, necessary adjustments between the Landlord and the Tenant shall be made retroactively, within a reasonable time after required computations can be readily completed.

      Section 20.26. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in building in Florida. Additionally, information regarding radon and radon testing may be obtained from your county public health unit.

      Section 20.27. No Mechanics' Liens. Under Florida Section 713.10, Florida Statutes, the interests of Landlord in the demised premises, the Shopping Center or the improvements therein, shall not be subject to liens for any improvements made by or on behalf of the Tenant and it is specifically provided that neither Tenant nor any one claiming by, through or under Tenant, including, without limitation, contractors, subcontractors, materialmen, mechanics and/or laborers, shall have any right to file or place any mechanics' or materialmen's liens of any kind whatsoever upon the demised premises, the Shopping Center or the improvements thereon; and any such liens are hereby specifically prohibited. All parties with whom Tenant may deal are put on notice that Tenant has no power to subject Landlord's interest to any mechanics' or materialmen's lien of any kind or character, and all such persons so dealing with Tenant must look solely to the credit of Tenant, and not to Landlord's said interest or assets. Tenant shall provide written notice to each contractor, subcontractor, materialman, mechanic and laborer performing work in the demised premises of the foregoing.

      Section 20.28. Subordination of Landlord's Lien. Landlord's lien on the property of Tenant located on the demised premises shall be subordinate to any lien and security interest in favor of an institutional lender arising prior to a default by Tenant under this lease. Landlord further agrees to subordinate any Landlord's lien and security interest from time to time to such institutional financing and to all renewals, consolidations, refinancing, modifications and extensions thereof. Respecting any lender of Tenant having a security interest in Tenant's property or leasehold interest ("Tenant's Lender"), Landlord agrees as follows: (i) to provide Tenant's Lender, upon written request of Tenant (accompanied by the name and address of Tenant's Lender), with a copy of any default notice(s) given to Tenant under this lease, and (ii) to allow Tenant's Lender, prior to any termination of the lease or repossession of the demised premises by Landlord, the same period of time, after receipt of such copy of default notice, to cure such default as is allowed Tenant under the lease, and (iii) to permit Tenant's Lender to go upon the demised premises for the purpose of removing Tenant's property anytime within twenty (20) days after the effective date of any termination of this lease or any repossession of the demised premises by Landlord (with Landlord having given Tenant's Lender prior written notice of such date or termination or repossession), provided that Tenant's Lender shall have agreed, in writing, to repair any damage to the demised premises caused by such removal. Landlord further agrees to execute and deliver such instruments reasonably requested by Tenant's Lender from time to time to evidence or effect the aforesaid waiver and agreements of Landlord. Notwithstanding the foregoing, the provisions of this Section 20.28 and the agreement of Landlord to subordinate its Landlord's lien shall not be applicable to any property of Tenant located in the demised premises which was paid for by Landlord or purchased by Tenant with monies provided by Landlord.

      Section 20.29. Satellite Dish. Landlord hereby grants Tenant at Tenant's sole cost and expense, the right to install, maintain, operate and replace from time to time a satellite dish or similar antenna device ("Satellite Dish") in order to provide television reception to the demised premises; provided, however, that: (i) the Satellite Dish shall not be more than twenty inches (20") in diameter and three feet (3') in height; (ii) the installation, maintenance, operation and replacement of the Satellite Dish shall be subject to all applicable governmental laws and shall comply with the condition of any roof bond maintained by Landlord on the Shopping Center; and (iii) the Satellite Dish shall be appropriately hidden or screened from view. Tenant shall be permitted to install the Satellite Dish in an area designated by Landlord, in Landlord's sole and absolute discretion, on the roof of the Shopping Center or outside wall of the Shopping Center in which the demised premises are located. Tenant acknowledges and agrees that Tenant shall install the Satellite Dish in a manner as prescribed by Landlord prior to Landlord's commencement of the construction of the Shopping Center. Landlord expressly reserves the right to make reasonable changes to the location of the Satellite Dish and the manner in which the Satellite Dish may be installed, as may be reasonable required during the construction of the Shopping Center. Additionally, Landlord reserves the right to temporarily relocate or remove the Satellite Dish in order that Landlord may make repairs to the roof or outside wall of the Shopping Center. Prior to the installation of the Satellite Dish, Landlord may, at its option, require Tenant to have a structural engineer, at Tenant's cost, to certify that the roof or outside wall of the Shopping Center is sufficient to support the Satellite Dish. Tenant shall be responsible for the repair of any damage to any portion of the Shopping Center caused by Tenant's installation, maintenance, operation, removal, or replacement of the Satellite Dish. The Satellite Dish shall remain the exclusive property of Tenant, and Tenant shall have the right to remove the same at any time during the term of the lease. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorney fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant's installation, maintenance, use or removal of the Satellite Dish.

      Section 20.30. Contingency. Landlord and Tenant acknowledge and agree that this lease shall not be effective and binding on Tenant until such time as Landlord shall enter into leases for space in the Shopping Center with respect to the Carpaccios' and Max's Grille to be located in the Shopping Center, or enter into leases with such substitute restaurant tenant ("Substitute Tenant") which Tenant shall reasonably approve no later than ten (10) days from Landlord's notice to Tenant that such Substitute Tenant has executed a lease with respect to space in the Shopping Center ("Approval Period"). In the event Tenant fails to deliver written notice to Landlord objecting to the lease(s) with any Substitute Tenant within the Approval Period, Tenant shall be deemed to have waived its right to object and this lease shall be of full force and effect. In the event Tenant shall notify Landlord within the Approval Period that Tenant reasonably disapproves of the lease(s) with any Substitute Tenant, either Landlord or Tenant may terminate further negotiations and this lease shall become void. Notwithstanding the foregoing, in the event Landlord shall fail to satisfy the contingency set forth in this Section 20.29 ("Contingency") within six (6) months from the date of this lease ("Contingency Period"), then Tenant may, at its option either: (i) terminate this lease upon thirty (30) day written notice to Landlord, and upon the expiration of the thirtieth (30th) day following such notice, or such earlier date as the parties hereto may agree, neither Landlord or Tenant shall have any further obligations to the other under this lease, except for such obligations arising prior to the date of termination of the lease; or (ii) elect to extend the Contingency Period for one (1) or more consecutive periods of sixty (60) days until such time as Landlord shall satisfy the Contingency, or Tenant, at its option shall elect to terminate this lease pursuant to subsection (i) hereof. Tenant acknowledges that the Contingency shall be satisfied upon Landlord's delivery to Tenant of a letter confirming that Carpaccios' and Max's Grille, or such Substitute Tenant as Tenant shall reasonably approve pursuant to this paragraph, have executed leases with respect to space in the Shopping Center.

      WITNESS the execution hereof under seal in any number of counterpart copies, each of which shall be deemed an original for all purposes as of the day and year first above written.

WITNESSES:                                HISTORIC BRICKELL, LTD.

                                          By:   Hollywood, Inc. (Brickell),
                                                Its: General Partner

/s/ ???                                         By: Ryan ???
----------------------------------                  ---------------------------
                                                Its: Service President
/s/ ???                                         Hereunto duly authorized
----------------------------------


                                          Attest:  /s/ ????
                                                 ------------------------------
                                                         [LANDLORD] Sec.

                                   HAVANA REPUBLIC BRICKELL STATION, INC.
                                   -------------------------------------


/s/                                By:  /s/
--------------------------            ----------------------------------
/s/                                Its: President
--------------------------            ----------------------------------
                                   Hereunto duly authorized


                                   Attest:
                                         -------------------------------
                                                 [TENANT]

                                   GUARANTEE

     FOR VALUE RECEIVED, and in consideration for, and as an inducement to HISTORIC BRICKELL, LTD., A Florida limited partnership (the "Landlord") to make the foregoing lease (the "Lease") with HAVANA REPUBLIC BRICKELL STATION, INC. (the "Tenant"), the undersigned, THE HAVANA REPUBLIC, INC., a Colorado corporation (the "Guarantor"), unconditionally guarantees, in an amount not to exceed One Hundred Seven Thousand One Hundred Sixty and 00/100 Dollars ($107,160.00) ("Maximum Amount"), together with any costs of collection incurred by Landlord, which Maximum Amount shall be reduced on each consecutive yearly anniversary of the Commencement Date, to and including the fourth (4th) anniversary of the Commencement Date, by an amount equal to Twenty-Six Thousand Seven Hundred Ninety and 00/100 Dollars ($26,790.00), the full performance and observance of all the covenants, conditions and agreements therein provide to be performed and observed by the Tenant, the Tenant's successors and assigns, and expressly agrees that the validity of this agreement and the obligations of the Guarantor shall in no wise be terminated, affected or impaired by reason of the granting by the Landlord of any indulgences to the Tenant or by reason of the assertion by the Landlord against the Tenant of any of the rights or remedies reserved to the Landlord pursuant to the provisions of the lease or by the relief of the Tenant from any of the Tenant's obligations under the lease by operation of law or otherwise (including, but without limitation, the rejection of the lease in connection with proceedings under the bankruptcy laws now or hereafter enacted); the Guarantor hereby waiving all suretyship defenses. The obligations of the Guarantor include the payment to Landlord of any monies payable by Tenant under any provisions of the lease, at law, or in equity, including, without limitation, any monies payable by virtue of the breach of any warranty, the grant of any indemnity or by virtue of any other covenant of Tenant under the lease.

     The Guarantor further covenants and agrees that this Guarantee shall remain and continue in full force and effect as to any renewal, modification or extension of the lease, whether or not the Guarantor shall have received any notice of or consented to such renewal, modification or extension. The Guarantor further agrees that its liability under this Guarantee shall be primary (and that the heading of this instrument and the use of the word "guarantees(s)" shall not be interpreted to limit the aforesaid primary obligations of the Guarantor), and that in any right of action which shall accrue to the Landlord under the lease, the Landlord may, at its option, proceed against the Guarantor, any other guarantor, and the Tenant, jointly or severally, and may proceed against the Guarantor without having commenced any action against or having obtained any judgment against the Tenant or any other guarantor. The Guarantor irrevocably waives any and all rights the Guarantor may have at any time (whether arising directly of indirectly, by operation of law or by contract or otherwise) to assert any claim against the Tenant on account of payments made under this Guarantee, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any security deposit or other collateral which may be held by the Landlord; and the Guarantor will not claim any set-off or counterclaim against the Tenant in respect of any liability the Guarantor may have to the Tenant. The Guarantor further represents to the Landlord as an inducement for it to make the lease, that the Guarantor owns all of the entire outstanding capital stock of the Tenant, that the execution and delivery of this Guarantee is not in contravention of its charter or by-laws or applicable state laws, and has been duly authorized by its Board of Directors.

     It is agreed that the failure of the Landlord to insist in any one or more instances upon a strict performance or observance of any of the terms, provisions or covenants to the lease or to exercise any right therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right, but the same shall continue and remain in full force and effect. Receipt by the Landlord of rent with knowledge of the breach of any provision of the lease shall not be deemed a waiver of such breach.

     No subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of the Guarantor under this Guarantee; and wherever reference is made to the liability of the Tenant named in the lease, such reference shall be deemed likewise to refer to the Guarantor

     All payments becoming due under this Guarantee and not paid when due shall bear interest from the applicable due date until received by the Landlord at the interest rate set forth in Section 20.20 of the lease.

     It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the heirs, executors, administrators and assigns of the Landlord, and shall be binding upon the successors and assigns of the Guarantor.

     Notwithstanding any of the terms and conditions herein contained, in the event that Tenant has not been in default under the lease at any time during the period Commencing on the Commencement Date and ending on the fourth (4th) anniversary of the Commencement Date and the Maximum Amount has been reduced to zero (0), Landlord shall release Guarantor from this Guarantee and return this Guarantee to Guarantor, at which time this Guarantee shall be of no further force and effect.

     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in its corporate name by its duly authorized representative, and its corporate seal to be affixed hereto this 2nd day of December, 1996.

ATTEST:                            THE HAVANA REPUBLIC, INC., a Colorado
                                   corporation

                                   By: /s/
-------------------------------       -----------------------------------
Secretary                          Its: President
                                   Hereunto duly authorized

                                  EXHIBIT "A"

                            [1ST FLOOR TENANT PLAN]

                                  EXHIBIT "A"

                            [2ND FLOOR TENANT PLAN]

                                  EXHIBIT "A"

                            [3RD FLOOR TENANT PLAN]

                                  EXHIBIT A-1

                                   [DIAGRAM]

                                  EXHIBIT "B"

                                  CONSTRUCTION

                               I. LANDLORD'S WORK

Landlord's Work as described below will be performed by Landlord's contract at Landlord's sole cost and expense prior to Landlord's delivery of possession to Tenant. Landlord will provide to Tenant a "shell" space as follows:

DESCRIPTION:

A.   Floor type:

     Finished concrete slab ready for floor covering.

B.   Electrical:

     Electrical service will be provided to the panel for each tenant as follows:

     Retail:   0    -    2,000          s.f. 100 amp 30 circuit panel
                         2,000-5,000    s.f. 200 amp 42 circuit panel
                         5,000-7,500    s.f. 400 amp 42 circuit panel
                         7,500-10,000   s.f. 600 amp 42 circuit panel

     Restaurant:         0-2,500        s.f. 200 amp 42 circuit panel
                         2,500-6,500    s.f. 400 amp 42 circuit panel
                         6,500-10,000   s.f. 600 amp 42 circuit panel
                         over 10,000    s.f. 800 amp 42 circuit panel

          The panels will be installed on the rear wall of each space. All distribution beyond the panel shall be at Tenant's sole cost and expense.

     Power:              277 volt - 480 volt 3 phase

C.   Air Conditioning: Air conditioning will be provided on the following basis:

     Tonnage -

          Retail: 1 ton per 275 square feet of floor area to the Tenant's space.

                                   1 ton per 175 square feet of floor area to the Tenant's space.

     Control Wiring - One thermostat per A.C. unit.

     Tenant is responsible for design and construction of the air distribution at Tenant's sole cost and expense.

D.   Demising Walls:

     Wall Studs -   5-1/2" 25 gauge metal studs 16" on center only on that wall which separates one tenant from another.

     Wall Height -  All demising walls shall go from the concrete floor slab to the underside of the structure.

E.   Plumbing:

     Water -

          Retail:        One (1) 3/4" supply with shut-off valve.

          Restaurant:    One (1) 2" supply with shut-off valve.

     Gas -

          Restaurant:    0 - 2,500 s.f.      One (1) 2-1/2" connection.
                         2,500 s.f. & up     One (1) 4" connection.

     Sanitary -

          Retail:        One (1) 4" connection.

          Restaurant:    One (1) 4" sanitary and one (1) 4" grease/waste.

F. Storefront: Tenant is responsible for design and construction of Tenant's storefront at Tenant's sole cost and expense, subject to applicable building codes and Landlord's prior written approval.

G. Sprinkler System: A sprinkler main (capped), sized to provide adequate coverage of Group Occupancy up to a maximum coverage of Ordinary Hazard Group 1 as defined by NFPA - 13.

H. Telephone Conduit: Landlord will install one 1/2" I.D. conduit from main telephone room to Tenant's space.

I. Meters: All meters are the responsibility of the Tenant per the Landlord's specifications at Tenant's sole cost and expense.

Any additional work needed above the Landlord's Work as described above shall be at the sole cost and expense of the Tenant. Any additional work required by Tenant shall be performed by Landlord or Tenant, at the sole discretion of the Landlord.

                               II. TENANT'S WORK

     All other work necessary to complete the construction of the demised premises in order to permit Tenant to open its store for conduct of business on the Commencement Date ("Tenant's Work") shall be performed by Tenant within the times set forth in ARTICLE III hereof, and in accordance with plans and specifications which shall first have been approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant's contractor shall adhere to such reasonable rules and regulations established by Landlord.

                                    GENERAL

     Within fifteen (15) days following the execution of this lease, Landlord shall furnish Tenant with one (1) set of prints of Lease Outline Drawings giving technical and design information for the demised premises, provided that Landlord shall not be responsible for the accuracy, efficiency or sufficiency of said Lease Outline Drawings and Tenant shall be solely responsible for all technical and other examinations of the demised premises and shall be exclusively responsible with respect to verification of actual field conditions and actual field measurements and a full review of all technical and engineering requirements with respect to the demised premises and Tenant's construction therein.

     Within fifteen (15) days following the execution of this lease, Tenant shall notify Landlord's Representative in writing who Tenant's Architect (or Designer) will be, including name, address and telephone number. Tenant's Architects and Engineers must be licensed professionals within the State of Florida and be qualified in all phases of store design and construction. Landlord reserves the right to approve Tenant's Architects and Engineers.

     Basic service for Landlord's Architect/Engineer reviews of Tenant submittals shall include two (2) reviews per submittal. Any additional review exceeding the two basic reviews shall be an additional service at a lump sum fee of three hundred dollars ($300.00) per review payable by the Tenant.

                          PRELIMINARY DESIGN DRAWINGS

     Within thirty (30) days from either of the following dates, whichever shall be the first to occur: (a) receipt by Tenant of Lease Outline Drawings or As-Built drawings, and (b) execution of this lease by the parties hereto, Tenant shall submit to Landlord one (1) set of reproducible prints and two (2) sets of prints of Preliminary Design Drawings prepared by an architect with experience in retail design, showing intended design character and finishing of the demised premises. The Preliminary Design Drawings shall comply with the design criteria of the Shopping Center and shall set forth the requirements of Tenant within the demised premises. Should Tenant's storefront design be an extension of an established store prototype, it is recommended that Tenant include photographs of the most recently completed store for review. Samples of storefront and interior samples keyed to drawings should accompany this submittal. Store fixture (both permanent and movable) should be located on Tenant's floor plan.

     Said drawings shall include such information as Landlord may require.

     A copy of the Preliminary Design Drawings will be returned to Tenant indicating Landlord's approval as noted or not approved within ten (10) days. Should the drawings not be approved, Tenant shall resubmit revised drawings for approval within ten (10) days of their receipt by Tenant.

                WORKING DRAWINGS AND SPECIFICATIONS/FINAL PLANS

     1.   Within thirty (30) days following the date on which Preliminary
          Design Drawings bear Landlord's approval are returned to Tenant, Final Drawings and Specifications shall be prepared by Tenant's Architect and shall adhere to the Store Design Drawings as approved by Landlord. Working drawings and specifications which are not preceded by Store Design Drawings are subject to rejection by Landlord's Representative.

     2. All Final Drawings and Specifications prepared by Tenant's Architect shall be submitted by Tenant, in the form of one (1) set of reproducible and two (2) sets of prints, to Landlord. Plans will be stamped approved for permit. Landlord shall review and comment to or approve Final Drawings within twenty (20) days of receipt of same. Any Landlord comments shall be addressed by Tenant's Architect and revised working drawings will be resubmitted within ten (10) days of receipt of comments.

     3. Working Drawings and Specifications shall contain such information as Landlord may require.

                           CONTRACTOR'S SHOP DRAWINGS

     Tenant's Contractor must submit Shop Drawings for systems and equipment as requested by Landlord's Architect/Engineer upon review of preliminary submittal.

     Tenant shall not commit the performance of Tenant's Work until such time as such plans and specifications shall be fully and finally approved.

                          COMMENCEMENT OF CONSTRUCTION

     Tenant shall commence construction upon Landlord's approval of the drawings or notification by Landlord that the space is available for construction and receiving Building Permit. Work shall commence within fourteen (14) days from whichever is the later to occur. Tenant shall carry such construction to completion with all due diligence.

                           TENANT CONTRACTOR CHECK-IN

     Tenant's Contractor will follow Landlord's pre-construction procedures with regard to insurance certificates (for insurance coverages as outlined below), notice of work commencement, posting of permits and plans and other reasonable rules as Landlord may establish.

     Tenant's Contractor shall comply with Landlord's reasonable procedures and regulations as required, including, but not limited to, deposits, utility charges, trash removal procedures and costs.

     Tenant's Work shall not unreasonably interfere with the performance of construction or other work by Landlord or any other tenant of the Shopping Center, or unreasonably impede vehicular or pedestrian ingress or egress from the Shopping Center or any part thereof. Tenant's Contractor shall adhere to such reasonable rules and regulations established by Landlord.

                    TENANTS CONTRACTORS CLOSE-OUT PROCEDURES

     4.   One set of "as-built" reproducible copy sepias for Landlord's file.

     5. One set of "as-built" final mechanical and electrical calculation forms.

     6. One set of the electrical testing report, testing all wiring for shorts, grounds and insulation resistance.

     7. Certification of non-combustible lumber, if used, conforming to UL requirements.

     Before commencing any construction work on the demised premises, Tenant shall first provide Landlord with assurances reasonably satisfactory to Landlord that all funds necessary for the completion of all Tenant's Work are available to Tenant, to the end that Landlord shall be assured that there will be no delay or stoppage of work because of non-payment of bills, that Tenant's Work will be performed and completed within the time required by ARTICLE III hereof and that no liens for such work will ever attach against the demised premises.

     Tenant shall perform Tenant's Work in a good a workmanlike fashion, consistent with said plans and specifications as fully and finally approved and with all applicable governmental laws, ordinances, rules and regulations. The approval by Landlord of said plans and specifications shall not be or be deemed to be in any manner a representation by Landlord that said plans and specifications comply with any of such laws, ordinances, rules or regulations, and such compliance shall be and remain solely Tenant's responsibility.
Tenant, having commended Tenant's Work, shall prosecute the same diligently to completion as herein provided and at all times shall keep the demised premises, the Shopping Center and Landlord's interest therein, free from any and all liens which may arise out of any claim for labor, services, materials, supplies or equipment furnished or alleged to have been furnishes to or for Tenant in connection with Tenant's Work.

     Prior to commencement of the Tenant's Work and until the last to occur of
(a) the completion of the Tenant's Work, or (b) the Commencement Date, the Tenant shall maintain, or cause to be maintained, casualty insurance in builder's risk form, covering the Landlord, the Landlord's officers, directors, employees and agents, the Landlord's contractor or subcontractors, the Tenant, the Tenant's Contractor and all subcontractor, materialmen, mechanics and/or laborers, as their interest may appear, against loss or damage by fire, vandalism and malicious mischief, and such other risks as are customarily covered by the so-called "extended coverage endorsement" upon all the Tenant's Work in place, and all materials stored at the site of the Tenant' Work and all materials, equipment, supplies and temporary structures of all kinds incidental to the Tenant's Work and builder's machinery, tools and equipment, all while forming a part of, or contained in, such improvements or temporary structures while on the demised premises or when adjacent thereto while on malls, drives, sidewalks, streets or alleys, all in the full insurable value thereof at all times by reputable insurance companies licensed to do business in the State of Florida. In addition, the Tenant agrees to require all contractors and subcontractors, materialmen, mechanics and/or laborers engaged in the performance of the Tenant's Work to effect and maintain and deliver to the Tenant and the Landlord certificates evidencing the existence of, prior to the commencement of the Tenant's Work and until completion thereof, the following insurance coverages.

          a. Worker's Compensation Insurance - In accordance with the laws of the State of Florida, including Employer's Liability Insurance, the limit of $1,000,000 each accident.

          b. Comprehensive General Liability Insurance in the same form as the Tenant is required hereunder to carry, with minimum limits of liability of $1,000,000 Each Occurrence; $2,000,000 General Aggregate Limit and $2,000,000 Products - Completed Operations Aggregate Limit, or in such greater reasonable amounts and/or such other reasonable types or categories of insurance as the Landlord may hereafter from time to time advise the Tenant in writing.

          c. Business Automobile Liability, including "non-owned and hired" automobiles, with a combined single limit of $1,000,000.

     Prior to the commencement of the Tenant's Work, the Tenant shall deliver to the Landlord certificates of all required insurance (and certificates of renewal, where appropriate). All such insurance shall provide, and certificates thereof shall state, that the same is non-cancelable and non-amendable without thirty (30) days' prior written notice to the Landlord.

     Under Florida Statutes Section 713.10, the interests of the Landlord in the demised premises and/or the Shopping Center shall not be subject to liens for any improvements made by or on behalf of the Tenant. Tenant agrees to notify in writing each of its contractors performing work in the demised premises of the foregoing.

                                  EXHIBIT "C"


                                 SIGN CRITERIA


Specific Limitations:

1. Tenant will be required to identify the demised premises by signage. The wording of same shall be limited to Tenant's trade name and logo only.

2. Tenant's signage location, size and number may vary. See Tenant's Lease Outline Drawings for allowable signage procedures.

3. Tenant is required to design, fabricate, install and maintain a graphical identity.

4. Tenant will be provided by Landlord (at Tenant's cost) with a sign bracket system that will allow the installation of the Tenant's "insert sign", (refer to Lease Outline Drawings). The furnishing and installation of a insert sign and cost incurred shall be the responsibility of Tenant. Sign construction is to be completed in compliance with the instructions, limitations and criteria established herein. The sign illumination, if any, shall be controlled by a 24 hour timer and operated during the hours specified by Landlord.

5. Tenant identification signage shall relate to storefront design and location in the Shopping Center. Tenant's store graphic designer is encouraged to develop innovative signage design in harmony with the store merchandise, interior design character and storefront materials selections.

6. Electrical service to Tenant's sign must come from Tenant's electrical panel.

7. No exposed conduit, tubing, raceways, conductors, transformers or other equipment are permitted.

8. No sign maker's labels or other identification (including UL label) are permitted on the exposed surface of signs, except those required by local ordinance. If required by local ordinance, such labels or other identification must be in an inconspicuous location.

9. Transformers must be concealed and located within the demised premises and be equipped with dimmers. Dimmer settings will be established by Landlord.

10.  Allowable insert sign types are:

     *    Sand-blasted, etched and/or silk-screened glass
     *    Wood
     * Brass, stainless or painted metal letters (1/2" thick), pin mounted, false metal laminates are not permitted.
     *    Back illuminated individual letters with Plexiglas backer panel

     Interior signage is subject to Landlord's approval and requires submittal of shop drawings.

     Coloration and materials of storefront signs are to blend with and be consistent with other materials and store decor and not be overly contrasting with the surface it is mounted on.

     Sign brightness (if applicable) not to exceed one hundred (100) lamberts.

     Prohibited Types of insert signs are:

     *    red signs
     *    moving or rotating signs
     *    flashing light or noise making signs
     * Signs employing unedged or uncapped plastic letter(s) with no returns and exposed fastenings
     * signs employing exposed neon as the primary sign material (except as part of a designed theme and/or motif)
     *    the name "Brickell Station" is not permitted in Tenant's sign

                                  EXHIBIT "D"

                           PROHIBITED/EXCLUSIVE USES


     1. Prohibited Uses: Tenant shall not permit the demised premises to be used for any of the following prohibited uses: a bingo hall; a bowling alley; religious facilities; for residential purchases; for industrial purchases; sales of automobiles and other vehicles; funeral parlor; massage parlor; skating rink; off-track betting establishment; so-called "flea market"; manufacturing facility, coin operated laundry; adult book store or store selling or exhibiting pornographic materials.

     2. Exclusive Uses: Tenant shall not permit the demised premises to be used in violation of the following exclusive uses:

          a. Primarily engaged as an Entertainment Center (video arcade or gameroom), Movie Theater.

          b. Primary use: the operation of a full service restaurant which features Spanish-style appetizer-sized menu portions.

          c. Principal and primary use of which is for the sale of coffee ("a Coffee Operation").

          d.   Primarily engaged as a table service Italian restaurant.

          e.   Primarily engaged as a cigar store.

          f. Primarily engaged in the sale of non-alcoholic "smoothies" and fresh fruit drinks, provided, however, the foregoing shall be subject to the rights of the "Daiquiri Bar" to be located in the Shopping Center to engage in the incidental sale of the same.




                                      D-1